Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DSC SERVICES INC.,

BRAM ACQUISITION CORP.,

UNITED INDUSTRIAL CORPORATION

AND

DETROIT STOKER COMPANY

November 21, 2006

i

5.23	Accounts Receivable; Accounts Payable	37
5.24	Bank Accounts	38
5.25	Certain Payments	38
5.26	Books and Records	38
5.27	Cash Balance	38

SECTION 6	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	39
6.1	Organization and Good Standing	39
6.2	Execution and Effect of Agreement	39
6.3	No Conflicts	40
6.4	Availability of Funds	40
6.5	Litigation	41
6.6	No Brokers	41
6.7	Investment	41
6.8	No Liabilities	42

SECTION 7	ADDITIONAL PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES	42
7.1	Limitation; Survival	42
7.2	Right to Update Schedules	43
7.3	Schedules	44

SECTION 8	ADDITIONAL COVENANTS AND UNDERTAKINGS	44
8.1	Efforts to Consummate; Further Assurances and Assistance	44
8.2	Access to Information.	44
8.3	Conduct of Business Prior to Closing	45
8.4	Confidentiality	48
8.5	Books and Records	49
8.6	Employees and Employee Benefits.	50
8.7	Insurance	57
8.8	Taxes.	58
8.9	Cooperation and Exchange of Information	58
8.10	Transfer Taxes; Real Property Taxes; Sales Taxes	59
8.11	Undertakings with Respect to Asbestos-Related Litigation.	59
8.12	Additional Post-Closing Covenants	60
8.13	Covenant Not to Compete	61
8.14	Transitional Services	63
8.15	Replacement of Existing Letters of Credit and Surety Bonds	63
8.16	Labor Agreement	63

SECTION 9	INDEMNIFICATION	64
9.1	Indemnification of Parent by the Stockholder	64
9.2	Indemnification of the Stockholder by Parent and the Surviving Corporation	64
9.3	Other Provisions Regarding Indemnification Obligations.	65
9.4	Notice of Claim; Defense of Action	68
9.5	Exclusivity of Indemnity	69

SECTION 10	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE	70
10.1	Conditions Precedent to the Obligation of Parent and Merger Sub	70
10.2	Conditions Precedent to the Obligation of the Stockholder and the Company	71

SECTION 11	DELIVERIES AT THE CLOSING	72
11.1	Deliveries by the Stockholder	72
11.2	Deliveries by Parent	74

SECTION 12	EXPENSES	75

SECTION 13	TERMINATION	75

SECTION 14	NOTICES	77

SECTION 15	MISCELLANEOUS	79
15.1	Headings	79
15.2	Schedules, etc	79
15.3	Execution in Counterparts	79
15.4	Entire Agreement	79
15.5	Governing Law	79
15.6	Submission to Jurisdiction	80
15.7	Modification	80
15.8	Binding Effect; Agreement	80
15.9	Waivers and Amendments	80
15.10	Severability	80
15.11	Announcements	81
15.12	No Third Party Beneficiaries	81

ANNEX 1 — Definitions

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Post-Closing Covenants of Parent and the Company
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Stockholder Press Release
Exhibit F	Form of Investor Guaranty
Exhibit F-1	Form of Termination Fee Guaranty

SCHEDULES

Schedule I	Restructuring
Schedule II	Permitted Affiliate
Schedule III	Stockholder Affiliates
Schedule 5.1	Jurisdictions in which Foreign Qualified
Schedule 5.2	Capitalization
Schedule 5.6	Real Property
Schedule 5.7	Personal Property
Schedule 5.8	Financial Statements
Schedule 5.9	Absence of Certain Changes or Events
Schedule 5.10	Insurance
Schedule 5.11	Litigation
Schedule 5.12	Brokers
Schedule 5.13	Tax Matters
Schedule 5.14(a)	Registered Intellectual Property
Schedule 5.14(b)	Intellectual Property License Agreements
Schedule 5.15	Material Contracts
Schedule 5.16	Compliance with Laws
Schedule 5.17	Environmental
Schedule 5.18(a)	Employee Benefit Plans
Schedule 5.18(b)	Single Employer Designation & 280G
Schedule 5.18(c)	Costs, Contributions and Accrual
Schedule 5.18(d)	Compliance with ERISA and Code
Schedule 5.18(e)	Employee Benefit Plan Liability
Schedule 5.18(f)	Prohibited Transactions
Schedule 5.18(h)	Health and Life Insurance Benefits
Schedule 5.19(a)	Employee Relations
Schedule 5.19(b)	Other Employee Matters
Schedule 5.20	Customers and Suppliers
Schedule 5.22	Product Warranty Claims
Schedule 5.23(a)	Disputed Accounts Receivable
Schedule 5.23(b)	Aging List
Schedule 5.24	Bank Accounts
Schedule 6.6	Parent Brokers
Schedule 8.3	Conduct of Business Prior to Closing
Schedule 8.3(r)	Actions Requiring Consent
Schedule 8.6(b)	Actuarial Methods and Assumptions
Schedule 8.11(a)	Asbestos-Related Litigation Matters
Schedule 8.14	Transitional Services
Schedule 8.16	Labor Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 21 day of November, 2006, is entered into by DSC SERVICES INC., a newly formed Delaware corporation (“Parent”), BRAM ACQUISITION CORP., a newly formed Michigan corporation (“Merger Sub”), UNITED INDUSTRIAL CORPORATION, a Delaware corporation (the “Stockholder”) and DETROIT STOKER COMPANY, a Michigan corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Stockholder owns 100,000 shares of common stock, par value $1.00 per share (the “Shares”), of the Company, which Shares constitute all of the issued and outstanding capital stock of the Company;

WHEREAS, the Company is engaged in the manufacture and supply of stokers and related combustion equipment for the production of steam used in heating, industrial processing and electric power generation (the “Business”);

WHEREAS, Parent owns all of the issued and outstanding shares of stock of Merger Sub;

WHEREAS, Parent, Merger Sub, the Stockholder and the Company desire that Parent shall acquire the Company and that such acquisition should be accomplished by a merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, in furtherance of the Merger, each of the boards of directors of Merger Sub and the Company has approved the Merger in accordance with the applicable provisions of the Michigan Business Corporation Act (the “BCA”) and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the boards of directors of Stockholder and Parent, as sole stockholder of the Company and Merger Sub, respectively, has approved and adopted the Merger in accordance with the applicable provisions of the BCA and upon the terms and subject to the conditions set forth herein, as evidenced by its execution of this Agreement.

NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex 1 hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the term defined.

SECTION 2

THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger, and in reliance upon the representations, warranties, covenants and agreements contained herein and in accordance with the BCA, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the BCA.  The name of the Surviving Corporation shall continue to be “Detroit Stoker Company.”

2.2           Filing; Effective Time.  Not later than the close of business on the Closing Date, the parties shall cause a properly executed certificate of merger (the “Certificate of

Merger”), in the form required by and executed in accordance with the BCA, and specifying an effective time therefor not later than the close of business on the Closing Date, to be filed with the Secretary of State of the State of Michigan in accordance with the provisions of the BCA.  The Merger shall become effective at the time of filing of, or at such later time specified in the Certificate of Merger.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Merger shall become effective.

2.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the BCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and property of Merger Sub and the Company shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts and liabilities of Merger Sub and the Company shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

2.4           Articles of Incorporation; Bylaws.

(a)           At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in accordance with applicable law in such form as Parent, in its sole discretion, shall determine and specify in the Certificate of Merger.

(b)           The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

2.5           Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the persons who Parent shall determine shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.6           Effect on Capital Stock of the Constituent Corporations.

(a)           At the Effective Time, by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(b)           At the Effective Time, by virtue of the Merger, each of the Shares (upon the surrender of such Shares by the Stockholder to Parent) shall automatically be cancelled and extinguished and converted, in the aggregate, into the right to receive the Merger Consideration, which shall be payable to the Stockholder as set forth in SECTION 3.  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.

2.7           Appraisal Rights.  Stockholder hereby irrevocably waives any appraisal rights that it has with respect to the Shares owned (of record or beneficially) by Stockholder in connection with the Merger.

SECTION 3

MERGER CONSIDERATION

3.1           Merger Consideration.  The merger consideration (the “Merger Consideration”) shall consist of $22,400,000 payable as follows:  (a) by payment at the Closing of the aggregate amount of $17,400,000 in cash, by wire transfer of same day federal funds to the bank account or accounts designated by the Stockholder in writing at least two (2) Business Days prior to the Closing; and (b) by delivery to the Stockholder on the Closing Date of a promissory note of Parent in the aggregate principal amount of $5,000,000 in the form attached hereto as Exhibit A (the “Note”); provided, however, that if the Closing occurs on or prior to December 31, 2006 the Merger Consideration shall be reduced by $200,000 to $22.2 million with a corresponding reduction in the cash portion thereof.  The Note shall bear interest at the Interest Rate, compounded quarterly, and such interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year until payment in full of the Note, commencing on June 30, 2007, The principal amount of the Note shall be repaid in equal quarterly installments and the unpaid principal amount of the Note together with all accrued but unpaid interest thereon shall be due and payable on June 30, 2013, subject to acceleration as provided in the Note.  Parent’s obligations under the Note shall be guaranteed to the extent provided in the Investor Guaranty.  The Merger Consideration shall be subject to adjustment after the Closing as provided in Section 3.4(e) hereof.

3.2           [Intentionally Omitted]

3.3           [Intentionally Omitted]

3.4           Escrow Deposits.

(a)           Concurrently with the Closing, the Surviving Corporation shall deposit (and Parent shall cause to be deposited by the Surviving Corporation) in an escrow account (the “Escrow Account”) to be held in accordance with the Escrow Agreement the aggregate amount of $3,000,000 in cash (the “Closing Escrow Deposit”).

(b)           Within forty-five (45) days following the end of each calendar quarter, commencing on June 30, 2007 and continuing until the tenth (10th) anniversary of the Closing Date (the “Additional Escrow Deposit Period”), the Surviving Corporation shall deposit (and Parent shall deposit if the Surviving Corporation fails to deposit) in the Escrow Account the greater of (A) forty percent (40%) of the Available Cash Flow achieved by the Surviving Corporation for such calendar quarter or (B) $125,000 (each such deposit, an “Additional Escrow Deposit,” such $125,000 amount to be prorated for any partial calendar quarter during the Additional Escrow Deposit Period.  The Annual Catch-Up Escrow Deposit, the Sale of the Company Escrow Deposit, the Additional Escrow Deposits and the Closing Escrow Deposit are referred to collectively as the “Escrow Deposits”), to be held in accordance with the Escrow Agreement; provided that the maximum amount of Escrow Deposits that Parent and the Surviving Corporation shall be required to deposit in the Escrow Account shall not exceed in the aggregate $20,000,000.

(c)           Within forty-five (45) days following the end of each calendar quarter during the Additional Escrow Deposit Period, Parent shall cause the Surviving Corporation to deliver to the Stockholder a statement certified by the chief financial officer of the Company setting forth in reasonable detail the calculation of the Additional Escrow Deposits for such calendar quarter and the calendar year to-date.  Within (x) sixty (60) days following the end of each calendar year during the Additional Escrow Deposit Period, Parent shall cause the Surviving Corporation to deliver to the Stockholder a balance sheet, statement of income and statement of cash flow of the Company as of and for such calendar year, audited by Surviving

Corporation’s independent accountants and accompanied by a certification of such accountants as to the amount of Available Cash Flow for such calendar year and (y) forty-five (45) days following the end of each calendar quarter and calendar year during the Additional Escrow Deposit Period, Parent shall cause the Surviving Corporation to deliver to the Stockholder an unaudited balance sheet, statement of income and statement of cash flow of the Surviving Corporation as of and for such calendar year certified by the chief financial officer of Parent.  The Surviving Corporation shall deposit (and Parent shall deposit if the Company fails to deposit) in the Escrow Account the amount of any underpayment in Escrow Deposits revealed by such accountant’s certification within five (5) days following the delivery to the Stockholder of such accountant’s certification (each an “Annual Catch-Up Escrow Deposit”).  Parent shall give the Stockholder and its employees, accountants, legal counsel and other advisors reasonable access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, books, records and affairs of the Surviving Corporation and shall otherwise cause its employees to provide such documentation, certificates and the like as the Stockholder or its employees, accountants, legal counsel and other advisors may reasonably request so that the Stockholder can review and approve the calculation of each Additional Escrow Deposit.

(d)           For a period of five (5) years following the Closing Date, Parent shall not (and shall not permit the Surviving Corporation to) enter into, engage in or consummate a Sale of the Company, provided that Parent may consummate the Permitted Affiliate Sale.  Parent acknowledges and confirms that if at any time it consummates a Sale of the Company following such five (5) year period or consummates the Permitted Affiliate Sale, then concurrently with, and as a condition to the consummation of such Sale of the Company or

Permitted Affiliate Sale, the following conditions precedent shall have been satisfied in full (provided that no such sale shall relieve Parent of any of its obligations under this Agreement or any other Transaction Document):  (i) the purchaser thereunder shall execute and deliver to the Stockholder and Parent a joinder agreement substantially in the form attached hereto as Exhibit C, whereby such purchaser shall expressly agree to be bound by this Agreement and to assume all obligations of Parent under this Agreement and each other Transaction Document, as if such purchaser were Parent hereunder and thereunder, including, without limitation, under this Section 3.4, SECTION 8 (Additional Covenants and Undertakings), including, without limitation, the undertakings, covenants and agreements set forth in (x) Section 8.11, including, without limitation, Schedule 8.11(a) and Exhibit B and (y) Section 8.12 including, without limitation, the agreement not to conduct invasive environmental testing, and Section 9 hereto; and (ii) Parent shall, or shall cause the Surviving Corporation to, deposit in the Escrow Account prior to the consummation of such Sale of the Company sufficient funds to ensure that the Escrow Account has the amount of funds it would have had if (A) Parent had timely deposited into the Escrow Account all of the Escrow Deposits due under this Agreement for the period on or prior to the consummation of such Sale of the Company and (B) no disbursements were at any time made under Section 3.4(i) hereof (the “Sale of the Company Escrow Deposit”).  Notwithstanding the foregoing, if the Asbestos Legislation is passed at any time during the five (5) year period following the Closing Date and in connection therewith the Additional Escrow Period has terminated, the provisions of this Section 3.4(d) prohibiting a Sale of the Company shall not apply to any Sale of the Company occurring thereafter to the extent (1) at least twelve (12) months have elapsed since the passage of the Asbestos Legislation, (2) there is then pending no reasonable challenge to the Asbestos Legislation and (3) as a condition precedent to the consummation of such Sale of the Company, the outstanding principal amount of the Note, together with all accrued but unpaid interest thereon, shall be paid in full, provided, however, that the requirements set forth in clauses (i) and (ii) of the preceding sentence are satisfied in connection with any such Sale of the Company.

(e)           (i)  If, at any time during the three (3) year period immediately following the Closing Date, there is passage of the Fairness In Asbestos Injury Resolution Act of 2005 (Fair Act) or a similar federal law or regulation (having the force of law) that creates a national trust fund (or comparable entity) for the purpose of administering (including making any payments to claimants on) asbestos-related personal injury claims (the “Asbestos Legislation”), and, as a result of the passage of the Asbestos Legislation, the aggregate amount of Parent’s and the Surviving Corporation’s funding obligations under such trust fund in respect of the Asbestos-Related Litigation (such obligations the “Fair Act Obligations”) will be less than $5,000,000 (as determined by and documented in a written assessment issued by an independent consulting firm of national standing and expertise mutually acceptable to the Stockholder and Parent (“Consultant”)), then following the delivery of the written assessment issued by Consultant (which assessment shall be delivered to the parties no later than 30 days following the date of the passage of the Asbestos Legislation), the Escrow Agent shall (and the parties shall instruct the Escrow Agent to) disburse, on the 180th day following the passage of the Asbestos Legislation (the “Additional Merger Consideration Payment Date”) (x) first, to the Stockholder, as additional Merger Consideration, the amount of $5,000,000 minus an amount equal to the Asbestos Legislation Expense Amount, if any, and (y) second, to Parent an amount equal to the remaining balance, if any, of the Escrow Account less the sum of (A) the amount of any claims for indemnification under Section 9.2(c) and (d) of this Agreement which remain unresolved between the Stockholder and Parent, and (B) the amount of any claims for indemnification under Section 9.2(c) and (d) of this Agreement to which the parties have agreed as to the payment to be made from the Escrow Account but with respect to which payment has not yet been made ((A) and (B) collectively, “Unresolved/Unpaid Claims”).  To the extent the amount held in the Escrow Account (less any Unresolved/Unpaid Claims) immediately prior to the Additional Merger Consideration Payment Date is less than $5,000,000, the outstanding principal amount of the Note shall be increased by the amount of such shortfall, and Parent shall on the Additional Merger Consideration Payment Date deliver to the Stockholder an amended and restated Note reflecting such increased principal amount.  The Additional Escrow Deposit Period shall terminate on the Additional Merger Consideration Payment Date subject to the Stockholder’s receipt of the amount set forth in clause (y) above and/or, if applicable, the amended and restated Note, provided that Parent shall not be required to make (or cause to be made) any Escrow Deposits during the 180-day period referred to above.

(ii)           If Asbestos Legislation is passed (x) at any time during the three-year period immediately following the Closing Date and in connection with such passage the Fair Act Obligations will be greater than $5,000,000 or (y) at any time following the third anniversary of the Closing but prior to the expiration of the Additional Escrow Period, and in each case the Fair Act Obligations (as determined by and documented in a written assessment issued by Consultant), are less than the amount then held in the Escrow Account (net of the amount of any Unresolved/Unpaid Claims), then following the delivery of such written assessment  (which assessment shall be delivered to the parties no later than 30 days following the date of the passage of the Asbestos Legislation), the Escrow Agent shall (and the parties shall instruct the Escrow Agent to) disburse to Parent the difference between the Fair Act Obligations and the amount then on deposit in the Escrow Account (net of the amount of any Unresolved/Unpaid Claims) and thereafter Parent shall not be required to deposit any Escrow Deposits and the balance of the Escrow Account shall be held in accordance with the Escrow Agreement until such time that the Surviving Corporation is required to fund its obligations under the Asbestos Legislation.  If the Fair Act Obligations are equal to or greater than the amount then held in the Escrow Account, or if the amount of all Unresolved/Unpaid Claims exceeds the amount by which the Fair Act Obligations are less than the amount then held in the Escrow Account, then no amount of the Escrow Account shall be disbursed to Parent and Parent shall continue to make Escrow Deposits until the amount held in the Escrow Account equals the Fair Act Obligations.  At such time as the Surviving Corporation is required to fund its obligations under the Asbestos Legislation, the Escrow Agent shall (and the parties shall instruct the Escrow Agent to) disburse to Parent all amounts then held in the Escrow Account less the amount of all Unresolved/Unpaid Claims.  The Additional Escrow Deposit Period shall terminate on the date the Company funds all of its Fair Act Obligations.

(f)            Following the expiration or termination of the Additional Escrow Deposit Period (other than in accordance with Section 3.4(e)), the Escrow Agent shall (and the parties shall instruct the Escrow Agent to) disburse to Parent the remaining balance, if any, of the Escrow Account in three (3) installments, subject to the proviso in the next sentence.  The first installment shall be disbursed within one (1) Business Day following the expiration or termination of the Additional Escrow Deposit Period and each of the next two (2) installments shall be disbursed within one (1) Business Day following each of the first and second anniversaries of the expiration or termination of the Additional Deposit Period; provided, however, that (i) in no event shall the Escrow

Agent (and the parties shall instruct the Escrow Agent not to) disburse to Parent the amount of any Unresolved/Unpaid Claims, and the amount of all Unresolved/Unpaid Claims shall be retained by the Escrow Agent in accordance with the Escrow Agreement and (ii) it is understood that on or prior to the second anniversary of the expiration or termination of the Additional Escrow Deposit Period the Stockholder shall be entitled to make claims against the amounts on deposit in the Escrow Account for (A) indemnification under Section 9.2(c) of this Agreement which remain unresolved between the Stockholder and Parent, and (B) the amount of any claims for indemnification under Section 9.2(c) of this Agreement to which the parties have agreed as to the payment to be made from the Escrow Account but with respect to which payment has not yet been made.

(g)           Following the Closing Date until the expiration or termination of the Additional Escrow Deposit Period, Parent shall cause the Surviving Corporation to engage a Consultant, at no cost to the Stockholder, to perform on an annual basis (i) an asbestos liability projection and (ii) an insurance recovery study, in each case in respect of the Asbestos-Related Litigation, covering the period from January 1 to October 31 of such year, and substantially in the form of and utilizing the same assumptions (including, without limitation, the acceptance rates utilized as of the Closing Date) and scope (including projection periods) as such projections and studies conducted by Consultant on behalf of the Stockholder and the Surviving Corporation prior to the Closing Date, provided that, following the fifth anniversary of the Closing Date, such annual projections and studies may utilize different assumptions (including acceptance rates) relative to those utilized in the projections and studies conducted prior to the Closing Date if the Consultant in its good faith independent professional judgment reasonably determines that an applicable change in assumptions is necessary and appropriate (given prevailing circumstances regarding the Asbestos-Related Litigation) to the extent that such different assumptions result in a projected liability outcome deemed by Consultant not less than the “most likely” outcome (each such annual projection and study, a “Report”).  Parent shall cause Consultant to deliver to the Company and the Stockholder each Report at any time following October 31 of such year but in no event later than January 31 of the immediately succeeding year.

(h)           The aggregate amount of estimated liability of the Stockholder and the Surviving Corporation in respect of the Asbestos-Related Litigation determined with reference to any such Report, net of the aggregate amount of the asbestos-related insurance receivable in respect of such liability, in both cases as determined by the Consultant over the total expected life of liability in respect of the Asbestos-Related Litigation, shall be referred to as the “Asbestos-Related Litigation Amount.”  If a Report is timely delivered to the Surviving Corporation and the Stockholder commencing with the fifth anniversary of the Closing Date and such Report provides (or, to the extent such Report does not so provide, otherwise provides the applicable calculations to conclude) that the Asbestos-Related Litigation Amount is less than the amount then held in the Escrow Account, then (i) the Escrow Agent shall (and the parties shall instruct the Escrow Agent to) disburse to Parent the amount of such difference less the amount of all Unresolved/Unpaid Claims, (ii) until such time as the Asbestos-Related Litigation Amount is greater than the amount held in the Escrow Account, Parent shall not be required to deposit Additional Escrow Deposits, and (iii) the balance of the Escrow Account shall be held in accordance with the Escrow Agreement.  If such assessment specifies that the Asbestos-Related Litigation Amount is equal to or greater than the amount then held in the Escrow Account, or if the amount of all Unresolved/Unpaid Claims exceeds the amount by which the Asbestos-Related Litigation Amount is less than the amount then held in the Escrow Account, then no amount of the Escrow Account shall be disbursed to Parent.  For clarity, (A) the procedure under this

Section 3.4(h) shall be conducted annually, and (B) any amounts remaining in the Escrow Account at the end of the Additional Escrow Deposit Period shall be disbursed in accordance with Section 3.4(f).

(i)            If at any time during the Additional Escrow Deposit Period Parent shall fail to timely deposit into the Escrow Account required Escrow Deposits aggregating $250,000 or more at any one time, and such Escrow Deposits (each an “Outstanding Escrow Deposit”) have not been made within forty-five (45) days following notice from the Stockholder of such defaults (a “Notice of Default”), then the Escrow Agent shall (upon instruction from the Stockholder, and without any notice or further action from Parent), regardless of whether or not any Stockholder Indemnified Party has incurred any Losses for which they are entitled to indemnification under Section 9.2(c) or (d), disburse to the Stockholder, as additional Merger Consideration from the Escrow Account an amount equal to $125,000.  If following such disbursement the Outstanding Escrow Deposits remain unmade (in whole or in part), the Escrow Agent shall (upon instruction from the Stockholder, and without any notice or further action from Parent), regardless of whether or not any Stockholder Indemnified Party has incurred any Losses for which they are entitled to indemnification under Section 9.2(c) or (d), disburse to the Stockholder, as additional Merger Consideration from the Escrow Account, for each calendar quarter that the Outstanding Escrow Deposits remain unmade, an amount equal to $125,000.  To the extent the amount held in the Escrow Account at such time is less than the amount to be disbursed as provided above, then the Escrow Agent shall disburse to the Stockholder, as additional Merger Consideration, the remaining funds on deposit in the Escrow Account.  The foregoing shall be in addition to, and not in lieu of, any other right or remedy available to the

Stockholder at law or in equity, including, without limitation, acceleration under the Note and the Stockholder’s right to indemnity or otherwise under this Agreement.

(j)            The Escrow Account (and each other escrow account or sub-account established under the Escrow Agreement) shall be established as security for Parent’s indemnity and other obligations under Section 9.2(c) and (d) hereof.  Nothing herein or in the Escrow Agreement, including without limitation, any termination of the Escrow Agreement or insufficiency of the funds held in the Escrow Account, shall in any manner limit or restrict the Stockholder’s rights to take action directly against Parent or the Surviving Corporation instead of or at the same time as asserting its rights in any other manner hereunder or under applicable law.

SECTION 4

CLOSING

Unless this Agreement shall have been terminated in accordance with SECTION 13, the consummation of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 11:00 A.M., New York time (but shall be deemed to have occurred at the close of business), on the Business Day the conditions to Closing set forth in Sections 10.1 and 10.2 have been satisfied, or such other time or date as the parties may mutually agree upon in writing (the time and date of the Closing being the “Closing Date”).

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent as follows:

5.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan, and has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.  Schedule 5.1 contains a correct and complete list of the jurisdictions in which the Company is so qualified.  Complete and correct copies of the articles of incorporation and bylaws of the Company and all amendments thereto to the Closing Date, certified by the Secretary of the Company have been delivered to Parent by the Stockholder as of the Closing Date.  The Company is in compliance with its articles of incorporation and in compliance in all material respects with its bylaws.  The Company has no Subsidiaries.

5.2           Capitalization.  The designations of each class of the capital stock of the Company and the number of authorized and issued and outstanding shares thereof is as described on Schedule 5.2.  All the Shares have been validly issued and are fully paid and nonassessable.  Except as described in Schedule 5.2, (a) there is no issued or outstanding preferred stock of the Company, (b) no shares of capital stock of the Company are held in treasury, (c) there are no other issued or outstanding equity securities of the Company, and (d) there are no other issued or outstanding securities of the Company convertible or exercisable at any time into, or exchangeable for, equity securities of the Company.  Neither the Stockholder nor the Company is subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Company at any time under options, subscriptions, warrants, rights or any other obligations.  Except as set forth on Schedule 5.2, the Company does not have any equity interest in any corporation, partnership, joint venture or other entity.

5.3           Ownership of Stock.  The Stockholder is the record and beneficial owner of all of the Shares, all of which are free and clear of any Liens.

5.4           Execution and Effect of Agreement.  Each of the Stockholder and the Company has all requisite corporate power and authority to (i) enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and (ii) consummate the Merger and the transactions contemplated hereby and thereby.  The consummation of the Merger and the transactions contemplated hereby and in each other Transaction Document to which the Stockholder and the Company is a party has been duly authorized by all necessary corporate action on the part of the Stockholder and the Company.  This Agreement and each other Transaction Documents to which the Stockholder and the Company is a party has been duly executed and delivered by the Stockholder and the Company and constitutes a legal, valid and binding obligation of the Stockholder and the Company, enforceable against the Stockholder and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

5.5           No Conflicts.  The execution and delivery of this Agreement and each other Transaction Document to which the Stockholder is a party, the consummation of the Merger and transactions contemplated hereby and thereby and the performance by the Stockholder of this Agreement and each other Transaction Document to which it is a party in accordance with its respective terms will not (a) violate or conflict with in any material respect any of the provisions of the certificate of incorporation or bylaws of the Stockholder or articles of incorporation or bylaws of the Company, (b) violate or conflict with in any material respect any applicable law, rule or regulation binding on the Stockholder or the Company, (c) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement, indenture, mortgage or instrument to which the Stockholder or the Company is a party or to which the property of the Stockholder or the Company is subject, or constitute a material default thereunder or (d) result in the creation or imposition of any Lien upon any of the assets or property of the Company; provided, however, that no representation or warranty is being made as to whether any consents, approvals or notices are required under any agreement or instrument (including, without limitation, the Material Contracts or any Permit) of the Company or as to the impact that a failure to obtain any such consent or give such notice might have.

5.6           Real Property.

(a)           The Company is the sole owner of legal and beneficial fee title to the Fee Property as set forth on Schedule 5.6, and the Fee Property is owned free and clear of all Liens, except for Permitted Exceptions.

(b)           The Company is not a tenant under any leases or similar occupancy agreements.  None of the Fee Property is subject to any lease or similar occupancy or use agreement or right.

(c)           Except as set forth on Schedule 5.6, all of the land, buildings, structures and other improvements and all other real property used by the Company or otherwise reflected in the Financial Statements are included in the Fee Property.

(d)           Except as set forth on Schedule 5.6, the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

(e)           The Company has not received written notice of, nor is there now pending or, to the Stockholder’s Knowledge, threatened or contemplated, (i) any condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation or (ii) any other material claim or proceeding adversely affecting the current use, occupancy or value of the Real Property, other than any Asbestos-Related Litigation.

(f)            As of the date of this Agreement, no portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to comply with applicable building, zoning and land use laws.

(g)           Parent acknowledges and agrees that Parent has heretofore made an examination of the Real Property and that, except for the express representations and warranties of the Stockholder set forth herein or in any document delivered by the Stockholder at the Closing, Parent accepts the Real Property on an “As-Is, Where-Is” basis, “With All Faults” and without any representations or warranties, express, implied or statutory, of any kind whatsoever, whether by the Stockholder, the Company or anyone acting on their behalf.  With respect to the condition of title to the Fee Property, Parent shall rely solely on any title insurance commitment or policy procured by Parent and shall have no recourse against the Stockholder with respect to any defect or claim relating thereto.  Parent agrees that except for the express representations and warranties of the Stockholder set forth herein, neither the Stockholder, the Company, nor their respective Affiliates, employees, agents, attorneys, partners, officers, directors or advisors, have made to Parent or its representatives any verbal or written representations, warranties or statements of any nature or kind whatsoever with respect to any Real Property whether expressed or implied, and, in particular, that no representations or warranties have been made with respect to (i) the zoning and other such laws, ordinances, regulations and rules applicable to any of the Real Property or the use of the Real Property or the compliance of such Real Property therewith, or (ii) the quantity, quality or condition of any fixtures located on any of the Real Property.  Copies of all title insurance policies and title reports in the possession or control of the Stockholder or the Company which relate to the Real Property have been delivered or made available to Parent.

5.7           Personal Property.  Except (a) as set forth in Schedule 5.7 or any other Schedule hereto, (b) for Taxes not yet past due, and (c) for workmen, repairmen, warehousemen, customer, employee and carriers and similar Liens arising in the ordinary course of business (collectively, “Permitted Liens”), the Company has good and marketable title to all of its material tangible personal property, free and clear of all Liens and has the right under valid and subsisting leases to possess as lessee all of the material items of tangible personal property leased by the Company.  Except as set forth on Schedule 5.7, all tangible personal property of the Company which is material to the Business and has been maintained in accordance with reasonable maintenance standards in the ordinary course of business and is physically located at or about the places of business of the Company.  The tangible personal property owned or leased by the Company and located at the Fee Property is sufficient in all material respects to conduct the Business as it is presently conducted by the Company.  Other than as expressly provided above, no representation or warranty is made with respect to the operating condition of any item of tangible personal property of the Company, and Parent accepts such property on an “As-Is, Where-Is” basis, “With All Faults” and without any representations or warranties, express, implied or statutory, of any kind whatsoever, whether by the Stockholder, the Company or anyone acting on their behalf.

5.8           Financial Statements.  The Stockholder has provided to Parent copies of the Financial Statements.  The Audited Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and December 31, 2005, and the results of operations of the Company for the twelve-month periods then ended.  The Interim Financial Statements present fairly, in all material respects, the financial position of the Company as of September 30, 2006 and the results of operations for the nine (9) month period ended September 30, 2006, subject to audit, tax and other customary year-end adjustments and accruals and the absence of notes and subject to the exceptions, if any, set forth on Schedule 5.8.  The Audited Financial Statements and the Interim Financial Statements were prepared in accordance with the books and records of the Company and in accordance with GAAP, applied on a consistent basis, subject to, in the case of the Interim Financial Statements, the absence of notes, audit, tax and other customary year-end adjustments and accruals, and subject to the exceptions, if any, set forth on Schedule 5.8.

5.9           Absence of Certain Changes or Events.  Except as set forth on Schedule 5.9, since December 31, 2005, the Company has conducted the Business only in the ordinary course of business consistent with past practice and there has not been:

(a)           any making of any loan, advance or capital contribution to or investment in any Person by the Company, except loans or advances to employees in the ordinary course of business consistent with past practice, the aggregate amount of which shall not exceed $25,000 at any one time;

(b)           except for the purchase and sale of Inventory in the ordinary course of business consistent with past practice, or sales or dispositions of obsolete or immaterial assets or assets not material to the operation of the Business as presently conducted after giving effect to the Restructuring (such asset sales or dispositions hereinafter referred to as “Permitted Asset Sales”), any contract or agreement entered into by the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets used in the Business;

(c)           any adoption, entering into, amendment, alteration or termination of (partially or completely) any Employee Benefit Plan, except as contemplated by this Agreement or to the extent required by applicable law;

(d)           any capital expenditures in excess of $100,000 in the aggregate;

(e)           any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company or any material labor dispute (other than routine individual grievances) involving employees of the Company covered by the Labor Agreement;

(f)            any resignation or termination of employment of any officer or key employee of the Company;

(g)           any sale, exchange, license or other disposition of any of the assets of the Company other than Permitted Asset Sales;

(h)           any incurrence or assumption by, or guarantee by, the Company of any Liabilities, including indebtedness for borrowed money (or any renewals, replacements, or extensions that increase the aggregate commitments thereunder), except Liabilities (other than Indebtedness) incurred in the ordinary course of business of the Company consistent with past practice or as set forth in the Interim Financial Statements;

(i)            any material write up or write down of the value of any Inventory, other than in the ordinary course of business consistent with past practice;

(j)            any incurrence or imposition of any Lien upon the assets of the Company, other than Permitted Liens or any other Lien that is to be released and discharged on or prior to the Closing Date;

(k)           any termination of or receipt of written notice of termination of, or default under, any Material Contract to which the Company is a party (other than any termination or expiration of a Material Contract in accordance with its terms);

(l)            any (i) grant of severance or termination pay to any director, officer, employee or consultant of the Company; (ii) grant of any new stay bonuses or deal bonuses relating to the transactions contemplated by this Agreement; (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or consultant of the Company; (iv) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (v) increase in compensation, bonus or other benefits payable to directors, officers, employees or consultants of the Company other than, in the case of clause (v) only, increases in salaries or bonuses of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices of the Company;

(m)          any (i) making or revoking of any election relating to Taxes (other than any federal income Taxes), (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (other than any federal income Taxes), or (iii) changes in the accounting methods used by the Company;

(n)           any amendments to the Company’s articles of incorporation or bylaws;

(o)           any merger or consolidation with, or purchase of all or substantially all of the assets of or otherwise acquire, any other business entity;

(p)           any agreement by the Company to do any of the foregoing;

(q)           to the Stockholder’s Knowledge, any Material Adverse Effect, other than in connection with any Asbestos-Related Litigation;

5.10         Insurance.  The Form 10-K Annual Report filed by the Stockholder for the fiscal year ended December 31, 2005 generally describes the general insurance coverage potentially applicable to the Asbestos-Related Litigation.  The Stockholder has provided Parent with a list of the Stockholder’s policies of liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Company and its assets, properties and operations, together with any “self-insurance” programs (other than insurance covering or related to the Asbestos-Related Litigation), at their request.  Except as set forth on Schedule 5.10, all such policies are in full force and effect and no notice of cancellation or termination, or any material increase in premiums, has been received by the Stockholder or the Company.  All premiums and other payments due from the Company under or on account of any policy have been paid. Except as set forth on Schedule 5.10 or in connection with any Asbestos-Related Litigation, there are no material outstanding and pending claims under such policies relating to the Company.

5.11         Litigation.  Set forth on Schedule 5.11 is a list of all material suits, claims, actions, proceedings or arbitrations pending or to the Stockholder’s Knowledge threatened in writing against the Company or, with respect to the Business, the Stockholder, other than for such suits, claims, actions, proceedings or arbitrations in respect of any Asbestos-Related Litigation.  Except as set forth on Schedule 5.11 or any Asbestos-Related Litigation, there is no suit, claim, action, proceeding or arbitration pending or to the Stockholder’s Knowledge threatened against the Company or the Stockholder which if resolved against the Company or the Stockholder would reasonably be expected to have a Material Adverse Effect on the Company or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.  There is no outstanding citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against the Company or the Stockholder which would have a Material Adverse Effect on the Company, except as disclosed on Schedule 5.11.

5.12         No Brokers.  Except as set forth on Schedule 5.12, neither the Stockholder, the Company nor anyone acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger and the transactions contemplated by this Agreement.

5.13         Tax Matters.  Except as set forth on Schedule 5.13:

(a)           All material Tax Returns required to be filed by or on behalf of the Company through the date of this Agreement have been filed in a timely manner (within any applicable extensions of time).  All such Tax Returns filed by the Company and the portion of the consolidated federal income Tax Returns relating to the Company were true, complete and correct in all material respects.

(b)           All material Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid, except for Taxes that are being contested in good faith and for payment of which adequate reserves are reflected on the Financial Statements.

(c)           With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due, the Company has made sufficient current accruals for such Taxes in accordance with GAAP.

(d)           No audit or other proceeding with respect to the Company by any court, governmental or regulatory authority is pending, and the Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Tax arising from the operation of the Business.

(e)           There are no material Tax Liens upon any of the assets of the Company except Liens for current Taxes not yet past due.

(f)            The Company is not a party to any Tax sharing agreement.

(g)           There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company.

(h)           The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

(i)            The Company is not is a party to any joint venture, partnership, or other arrangement or contract which would be treated as a partnership for federal income tax purposes.

5.14         Intellectual Property.

(a)           Attached as Schedule 5.14(a) is a complete list of all material registered Intellectual Property owned by the Company as of the date hereof.  To the Stockholder’s Knowledge, except as otherwise indicated in Schedule 5.14(a), the Company owns its Intellectual Property free and clear of any royalty, lien, encumbrance or charge.  Neither the Stockholder nor any Stockholder Affiliate owns any of the material Intellectual Property used in, or necessary to, the operation of the Business as presently conducted.  Except as set forth in Schedule 5.14(a), during the two (2) year period immediately preceding the date of this Agreement, the Company has not received any written notice or written claim that any material Intellectual Property owned by the Company is not valid or enforceable, or of any material infringement upon or material conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Company and to the Stockholder’s Knowledge no such claim of infringement exists.  Except as set forth in Schedule 5.14(a), during the two (2) year period immediately preceding the date of this Agreement, the Company has not given any written notice of infringement to any third party with respect to any of the Intellectual Property owned by the Company.  To the Stockholder’s Knowledge, no third party is infringing upon any of the material Intellectual Property.

(b)           Schedule 5.14(b) sets forth a complete and accurate list of all material Intellectual Property Licenses (other than commercially available, non-custom, off-the-shelf software application programs used by the Company) (collectively, “Intellectual Property License Agreements”).  To the Stockholder’s Knowledge, all of such Intellectual Property License Agreements are valid and binding.  The Company has not received written notice of the existence of any material default under an Intellectual Property License Agreement, and has not given any third party notice of material default.  No party to any Intellectual Property License Agreement has given the Company written notice of its intention to cancel, terminate or fail to renew such Intellectual Property License Agreement.

5.15         Material Contracts.  Schedule 5.15 is a list of all Material Contracts as of the date hereof, and true and complete copies of such agreements, including any amendments thereto, have been furnished to Parent or have been made available to Parent.  To the Stockholder’s Knowledge, there exists no default by the Company or to the Stockholder’s Knowledge by any other party under any Material Contract or event which, with notice or lapse of time, or both, would constitute a material default by the Company or to the Stockholder’s Knowledge any other party to any such Material Contract, in either case which would be reasonably expected to have a Material Adverse Effect.  The Company has not received written notice that any party to any Material Contract intends to cancel or terminate any such agreement or to exercise or not to exercise any option to renew thereunder.  Except as otherwise set forth on Schedule 5.15, to the Stockholder’s Knowledge, (i) all Material Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; and (b) the Company (and to the Stockholder’s Knowledge, each other party to the Material Contracts) has performed all material obligations required to be performed by it and no default, or event which with notice or lapse of time or both would constitute a material default, exists in respect thereof on the part of the Company.  The Material Contracts which the Stockholder believes may contain a change in control provision applicable to the transactions contemplated by this Agreement are denoted with an asterisk on Schedule 5.15; provided, that Parent acknowledges that Parent is making an independent determination, and the Stockholder makes no representation or warranty as to the accuracy of such Schedule with respect to such change in control provisions or as to whether any consent of or notice to any party to any Material Contract is required in connection with the Merger and the transactions contemplated by this Agreement.

5.16         Compliance with Laws.  Other than with respect to Tax matters which are covered exclusively by Section 5.13, environmental, health and safety matters which are covered exclusively by Section 5.17, and employee benefit plan and ERISA matters which are covered exclusively by Section 5.18 and except as set forth on Schedule 5.16 or on any other Schedule hereto, the Company is in compliance in all material respects with all federal, state and local laws, rules and regulations, orders, judgments, writs, injunctions or decrees applicable to the Company, its assets or properties.  The Company has all material federal, state and local licenses, permits, approvals, authorizations and consents (“Permits”) necessary in the conduct of the Business, and such Permits are in full force and effect, and no material violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the Stockholder’s Knowledge, threatened to revoke or limit any thereof.

5.17         Environmental.  This section is the exclusive provision herein containing representations and warranties applicable to environmental, health and safety matters.  Except as set forth on Schedule 5.17:

(a)           The Company is in compliance with applicable Environmental Laws except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has not engaged in or knowingly permitted any operations or activities upon any of the Real Property for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Substances at the Real Property, except in compliance with applicable Environmental Laws and, as applicable, the terms and conditions of any Permit issued pursuant thereto, except for such non-compliances as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)           The Company has not received any written notice that any of the Real Property (or any other property upon which the Company is alleged to have treated, stored, used, generated, released, discharged, emitted or disposed of any Hazardous Substances) is listed or, to the Stockholder’s Knowledge, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state or locality.

(c)           The Company has not received any written notice from any governmental authority with jurisdiction over Environmental Laws or third party that remains outstanding or unresolved, alleging any actual or threatened Liabilities arising under applicable Environmental Laws with respect to the Real Property or the conduct of the Business, which would reasonably be expected to have a Material Adverse Effect.  The Company has not received written notice that it is the subject of any material investigation or inquiry under Environmental Law or in connection with any Permit under Environmental Law.

(d)           The Company possesses all of the material Permits required under applicable Environmental Laws for the operation of the Business and the occupation of the Real Property.  The Company is in compliance with the terms and conditions of all such Permits except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           The Company has provided or made available to Parent copies of all material environmental reports, assessments, audits and data in the Company’s possession relating to the Company’s Real Property or to any material environmental non-compliance concerning the Company’s operations.

5.18         Employee Benefit Plans.

(a)           Schedule 5.18(a) hereto lists each Employee Benefit Plan (as hereinafter defined) (i) that is currently maintained, contributed (or required to be contributed) to, or sponsored by the Stockholder or the Company or (ii) to which the Stockholder or the Company is currently a party or (iii) with respect to which the Stockholder or the Company has any liability, including any contingent liability, for the payment or delivery of any premiums, compensation or benefits relating to the Business (collectively, the “Plans”).  For purposes of the preceding sentence, an “Employee Benefit Plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to, the Company, or the beneficiaries of any of them:  (A) a “plan” described in Section 3(3) of ERISA; (B) a stock bonus, stock option, stock purchase, restricted stock, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, stay bonus, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, salary continuation, severance, change in control, fringe benefit or other benefit plan, policy, program, agreement or arrangement, of whatever description.  With respect to each Employee Benefit Plan, the Company has provided or made available to Parent a true and complete copy of each of the following, together with all amendments:  (i) the Employee Benefit Plan, (ii) for each Employee Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the three (3) most recently filed such annual reports, (iii) in the case of each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter for the Employer Benefit Plan, (iv) to the extent applicable, all related custodial agreements, insurance policies, administrative services and similar agreements, and (v) the most recent summary plan description or similar summary and any employee handbook referencing the Employee Benefit Plan.

(b)           Except as set forth on Schedule 5.18(b), none of the Stockholder, the Company or any other person (including an entity) that together with the Stockholder or the Company is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, as well as Stockholder and the Company, an “ERISA Affiliate”) has ever contributed or been required to contribute to within the last six (6) years, has ever sponsored or maintained or has any liability with respect to, nor has any event occurred within the last six (6) years that is reasonably likely to give rise to any liability with respect to, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.  Except as provided in Schedule 5.18(b), the transactions contemplated by this Agreement will not, by themselves or together with a termination of employment or service, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Employee Benefit Plan, nor is there any contract, plan or arrangement covering any present or former employee or director of, or consultant or other service provider with respect to, the Stockholder that would give rise to any “excess parachute payment” as that term is defined in Section 280G of the Code.

(c)           Except as set forth in Schedule 5.18(c) with respect to the current plan year of each Employee Benefit Plan, all costs of administering and contributions with respect to the employees of the Company (including all employer contributions and employee contributions) required to have been made under the Employee Benefit Plans by law, including but not limited to, pursuant to any applicable legal minimum funding requirement, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and all benefit liabilities have been properly accrued to the extent required by GAAP.

(d)           Except as set forth in Schedule 5.18(d), each Employee Benefit Plan, including any associated trust or fund, has been established and administered in all material respects in accordance with the applicable provisions of ERISA, the Code and other applicable law, and, to the Stockholder’s Knowledge, nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company to any material liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code.

(e)           Except as set forth on Schedule 5.18(e), to the Stockholder’s Knowledge, there will be no material Liability of the Company with respect to any Employee Benefit Plan that is funded through an insurance policy (or similar arrangement) procured in connection with any Employee Benefit Plan in the nature or a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the closing.

(f)            Except as set forth in Schedule 5.18(f), each Employee Benefit Plan has been administered and maintained, in all material respects, in accordance with its express terms and applicable provisions of ERISA, including its recording and disclosure provisions, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company nor, to the Stockholder’s Knowledge, any “party in interest” or “disqualified person” with respect to each Employee Benefit Plan has engaged in a non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which would result in any material Liability to the Company under ERISA or the Code.

(g)           There are no pending material actions, claims or lawsuits which have been asserted, instituted or, to the Stockholder’s Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts under the Employee Benefit Plans, or the sponsor or the administrator of the Employee Benefit Plans, or, to the Stockholder’s Knowledge, against any fiduciary of the Employee Benefit Plans with respect to the operation of the Employee Benefit Plans (other than routine benefit claims and appeals).

(h)           Except as set forth on Schedule 5.18(h), no Employee Benefit Plan provides health or life insurance benefits, and the Stockholder has no obligation to provide any such benefits, except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA, following retirement or other termination of employment.

5.19         Employee Relations.

(a)           Except as set forth on Schedule 5.19(a), the employees of the Company are not covered by any collective bargaining agreement.  Schedule 5.19(a) sets forth a complete and accurate list as of November 1, 2006, of (i) the general title and current compensation levels of all salaried employees of the Company and (ii) any employment agreement (not terminable at will), severance, bonus or similar agreement not set forth in Schedule 5.15, to which the Company and any employee is a party.  True and complete copies of such agreements have been furnished to Parent.  Except with respect to employees with employment agreements or any severance agreement set forth on Schedules 5.15 or 5.19(a) or employees covered by the Labor Agreement, the employment of each employee of the Company is terminable at will.  To the Stockholder’s Knowledge, no executive, key employee of the Company or significant group of employees of the Company has announced an intention to terminate employment with the Company in connection with the Merger and the transactions contemplated in this Agreement, and no executive or key employee of the Company has delivered written notice of his or her intention to terminate employment with the Company otherwise.  The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours pertaining to the employees of the Company, and the Company is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act.  Except as set forth on Schedule 5.19(a), there is, and has been since January 1, 2004, no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or, to the Stockholder’s Knowledge, threatened before the National Labor Relations Board or any court or other governmental agency.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Stockholder’s Knowledge, threatened against the Company or any Subsidiary of the Company.  To the Stockholder’s Knowledge, no certification question or organizational drive exists or has existed within the past two (2) years with respect to the unionizing of the employees of the Company.  Except as set forth in Schedule 5.19(a), there are no charges, investigations, administrative proceedings or formal complaints of employment discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Stockholder’s Knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company or any Subsidiary of the Company pertaining to any employee of the Company or any of its Subsidiaries.  To the Stockholder’s Knowledge, there is no basis for any such charge, investigation, administrative proceeding or complaint.  None of the persons performing services for the Company or any Subsidiary of the Company has been improperly classified prior to the Closing Date as being independent contractors or leased employees rather than employees, except to the extent that such misclassification will not result in a material Liability of the Company or any Subsidiary of the Company.

(b)           Except as disclosed on Schedule 5.19(b), no employee of the Company will be entitled to any severance pay, bonus compensation or other payment as a result of or in connection with the Merger and the transactions contemplated by this Agreement.  The Company will provide upon request, copies of its severance policy to Parent.

5.20         Customers and Suppliers.  Schedule 5.20 is a true and complete list of the twenty (20) largest customers and ten (10) largest suppliers of the Company during the last fiscal year of the Company (collectively, “Material Customers or Suppliers”), showing, with respect to each the name and address, dollar volume involved and nature of the relationship (including the principal categories of products bought and sold).  To the Stockholder’s Knowledge, no Material Customer or Supplier has notified the Company in writing that such Material Customer or Supplier intends to cancel, reduce or otherwise terminate its relationship with the Company or the usage or purchase of the products of the Company.  Except as set forth on Schedule 5.20, to the Stockholder’s Knowledge there are no material disputes with any Material Customer or Supplier that if resolved against the Company would have a Material Adverse Effect.  Except as set forth on Schedule 5.20 (which sets forth the aggregate amount of all such bonding or other financial arrangements as of October 31, 2006), the Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers in the ordinary course of its business.

5.21         Inventories.  The values at which the Inventory is carried on the books and records of the Company reflect the Company’s historical inventory policy of stating such Inventory at the lower of cost or market (determined using the last-in, first-out method).

5.22         Product Warranties.  The Company has not paid any claims with respect to fulfillment of product warranty claims for the calendar year ending December 31, 2004 in the aggregate in excess of $525,000 (which includes a discontinued product line) or for the calendar year ending December 31, 2005 in the aggregate in excess of $250,000.  Set forth as Annex C of Schedule 5.15 is a list of all customer agreements with open warranty terms as of November 1, 2006.  Except as set forth on Schedule 5.22, in the last two (2) years the Company has not given written notice to any customer of any defect or deficiency with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered by the Company other than correspondence with customers relating to their product warranty claims in the ordinary course of business nor has the Company received, during such period, any written notice from any governmental agency of any such defect or deficiency.

5.23         Accounts Receivable; Accounts Payable.  To the Stockholder’s Knowledge, the accounts receivables of the Company have arisen only from bona fide transactions entered into in the ordinary course of business and have been recorded in accordance with GAAP.  Other than as set forth on Schedule 5.23(a), since December 31, 2004, no customer has notified the Company in writing that they intend to assert any material right to a discount, allowance or chargeback with respect to any products or services.  Set forth on Schedule 5.23(b) is a complete and accurate aging list of all Company accounts receivable as of November 1,

2006.  To the Stockholder’s Knowledge, (a) the accounts payables of the Company have arisen only from bona fide transactions entered into in the ordinary course of business and (b) all payment terms in connection therewith are in the ordinary course of business and consistent with past practices of the Company.

5.24         Bank Accounts.  Schedule 5.24 lists all bank accounts and safe deposit boxes in the name of or controlled by the Company.

5.25         Certain Payments.  To the Stockholder’s Knowledge, since December 31, 2004, none of the Stockholder or the Company nor has any other person or entity, directly or indirectly, on behalf of or with respect to the Company or its businesses (i) made or received any payment which was not legal to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-kickback statutes, (ii) made an illegal political contribution or (iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

5.26         Books and Records.  The Company has made and kept the books and records of account related to its business in reasonable detail, and such books and records of account accurately and fairly reflect in all material respects the transactions of the Company’s business.  To the Stockholder’s Knowledge, the Asbestos-Related Litigation Records reflect in all material respects the locations of the Company’s former customers and installed products.

5.27         Cash Balance.  The cash and cash equivalents of the Company as of the close of business on November 20, 2006 equaled $19,633,310, which amount is net of all intercompany receivables (in the amount of $1,228,548) outstanding as of October 31, 2006; provided that this representation shall be deemed accurate if the actual amount of such cash balance is within $75,000 of such cash balance.  From November 20, 2006 through the date of this Agreement, the Company has not made or declared any dividends on or distributions with respect to its capital stock (whether in cash, assets, shares or other securities of the Company or any Subsidiary of the Company).

SECTION 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Stockholder as follows:

6.1           Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Michigan, respectively.  Each of Parent and Merger Sub has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  Complete and correct copies of the certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, and in each case all amendments thereto to the Closing Date, certified by the Secretary of Parent and Merger Sub, respectively, have been delivered to the Stockholder by Parent as of the Closing Date.

6.2           Execution and Effect of Agreement.  Each of Parent and Merger Sub has the requisite corporate power and authority to (i) enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and (ii) consummate the Merger and the transactions contemplated hereby and thereby.  The consummation of the Merger and the transactions contemplated in this Agreement and in each other Transaction Document to which Parent and Merger Sub is a party has been duly authorized by all necessary action on the part of Parent and Merger Sub, as the case may be.  This Agreement and each other Transaction Document to which Parent and Merger Sub is a party has been duly executed and delivered by Parent and Merger Sub, as the case may be, and constitutes a legal, valid and binding obligation of

Parent and Merger Sub, enforceable against Parent and Merger Sub, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

6.3           No Conflicts.  The execution and delivery of this Agreement and each other Transaction Document to which Parent and Merger Sub is a party, the consummation of the Merger and the transactions contemplated hereby and thereby and the performance by Parent and Merger Sub of this Agreement and each other Transaction Document to which it is a party in accordance with its respective terms and conditions will not (a) violate any of the provisions of the certificate of corporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (b) violate in any material respect any provision of any applicable law, rule or regulation, or (c) conflict in any material respect with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement, indenture, mortgage or instrument to which either Parent or Merger Sub is a party or to which its property is subject, or constitute a material default thereunder, except where such conflict, breach, right of termination, acceleration or default would not have a material adverse effect on the business or financial condition of Parent or Merger Sub, as the case may be, or prevent Parent or Merger Sub from performing its obligations hereunder.

6.4           Availability of Funds.  Parent will have (or will have access to) at Closing all funds or financing in place necessary to pay and deliver to the Stockholder the Merger Consideration.

6.5           Litigation.  There is no suit, claim, action, proceeding or arbitration pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub which (a) if adversely determined, would reasonably be expected to adversely affect Parent’s or Merger Sub’s ability to perform hereunder, or (b) seeks to enjoin or obtain damages in respect of the Merger and the transactions contemplated hereby.

6.6           No Brokers.  Except as set forth in Schedule 6.6, neither Parent, Merger Sub nor anyone acting on behalf of either of them has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger and the transactions contemplated by this Agreement.

6.7           Investment.  At the Effective Time, by virtue of the Merger, Parent will be acquiring Surviving Corporation Common Stock for its own account with the present intention of holding the Surviving Corporation Common Stock for investment purposes and not with a view to or for sale in connection with any distribution of the Surviving Corporation Common Stock in violation of any applicable securities law.  Parent has (a) made its own inquiry of and investigation into, and has completed its own analysis and evaluation of, the Company and based thereon has formed an independent judgment concerning the Company, (b) made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company as it has deemed necessary or appropriate, (c) been furnished with or given adequate access to such information about the Company as it has requested and has received responses it deems adequate and sufficient to all such requests for information, and (d) in making the decision to enter into this Agreement and consummate the Merger and the transactions contemplated hereby, relied solely on Parent’s own investigation, analysis and evaluation of the Company and the representations and warranties of the

Stockholder contained in SECTION 5 of this Agreement.  In connection with Parent’s investigation of the Company, Parent has received from the Company certain projections and other forecasts for the Company, including certain estimates and plan and budget information.  Parent acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, estimates, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, estimates, plans and budgets).  Parent acknowledges that the Stockholder makes no representation or warranty with respect to such projections, forecasts, estimates, plans and budgets (including the reasonableness of such assumptions as provided above) and that Parent will not assert any claim against either the Company, the Stockholder or any of their respective directors, officers, employees, agents, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such persons liable, with respect thereto, except, in accordance with the terms of this Agreement, with respect to the representations expressly made in this Agreement.

6.8           No Liabilities.  Each of Parent and Merger Sub were formed solely for the purpose of consummating the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub have, as of the date hereof or as of the Closing Date, any assets or liabilities.

SECTION 7

ADDITIONAL PROVISIONS REGARDING
REPRESENTATIONS AND WARRANTIES

7.1           Limitation; Survival.  Except as specifically set forth herein, no party has made any representation or warranty, express or implied, with respect to the consummation of the Merger and the transactions contemplated hereby and all implied warranties, whether arising by law or by implication from the provisions of this Agreement, are hereby expressly disclaimed.  The representations and warranties herein and the obligations of the parties with respect to the representations and warranties herein shall survive the Effective Time for a period of two (2) years; provided, however, that the representations and warranties set forth in Section 5.2 (Capitalization), Section 5.3 (Ownership of Stock), Section 5.4 (Execution and Effect of Agreement), Section 5.12 (No Brokers) and Section 5.13 (Tax Matters) shall survive the Effective Time until the expiration of the applicable statute of limitations.

7.2           Right to Update Schedules.  The Stockholder shall have the right, without being deemed to be in breach of its representations and warranties, to supplement or amend the Schedules to this Agreement with respect to any matter arising after the date hereof.  If Parent receives any such amended or supplemented disclosures, Parent shall have the right to review such items for a period of ten (10) Business Days from receipt thereof and shall have the right to object to any such amended or supplemented item on the basis that such item and the facts underlying such amended or supplemented disclosure materially and adversely affects the value of the Business.  If Parent so objects, then Parent shall have the option to terminate this Agreement (on ten (10) Business Days prior written notice during which period the Stockholder may cure such misrepresentation or breach of warranty), which termination, if elected, shall be Parent’s sole remedy in respect of such misrepresentation.  In addition, no disclosure amendment or supplement made hereunder by Stockholder shall be taken into account for purposes of determining satisfaction of the condition set forth in Section 10.1(a); provided that, if Parent proceeds with the Closing, Parent shall be conclusively deemed to have waived all claims hereunder relating to the specific facts underlying any such amended or supplemented disclosure (and any corresponding misrepresentation or breach of warranty).

7.3           Schedules.  Disclosure of any fact or item in any Schedule hereto shall be deemed disclosure of such fact or item in all other Schedules requiring such disclosure and for purposes of all other representations and warranties made by the Stockholder herein, provided that it is reasonably evident that such fact or item relates to such other Schedule or Schedules.  Matters reflected in the Schedules hereto are not necessarily material or limited to matters required by this Agreement to be disclosed herein or therein, and may be provided for informational purposes only.

SECTION 8

ADDITIONAL COVENANTS AND UNDERTAKINGS

8.1           Efforts to Consummate; Further Assurances and Assistance.  Between the date of this Agreement and the Closing Date, Stockholder and Parent will use their respective commercially reasonable efforts to cause the conditions specified in Sections 10.1 and 10.2 respectively to be satisfied; provided that Parent shall be under no obligation to enter into the Working Capital Facility if the terms (including available amounts) of such facility are not acceptable to Parent (subject to the Stockholder’s right under Section 13 hereof).  Each of Parent and Merger Sub, on the one hand, and the Stockholder and the Company, on the other hand, agree that it will execute and deliver to the other parties any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to consummate the Merger and implement the provisions and contemplated transactions of this Agreement, whether before, at or after the Effective Time.  The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

8.2           Access to Information.

(a)           The Stockholder shall (and shall cause the Surviving Corporation to) from and after the date of this Agreement and until the Closing Date, give Parent and Parent’s employees, agents, accountants and counsel reasonable access upon reasonable notice during normal business hours, to all officers, management level employees, offices, properties, agreements, records and affairs of the Company, and will, at Parent’s expense, provide copies of such information concerning the Company as Parent may reasonably request; provided, however, that the foregoing shall not permit Parent or any agent thereof to unreasonably interfere with or disrupt the Business, and access for the purposes of conducting an environmental assessment or investigation of the properties shall be limited to the performance of a Phase I environmental assessment by a nationally recognized environmental consultant retained by Parent, at its sole cost and expense, in accordance with the protocol established by the American Society for Testing and Materials (ASTM), Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527 05.  A copy of such Phase I environmental report shall be provided to the Company promptly upon completion.  Access under this Section 8.2 shall be subject to each such party’s agreement to maintain the confidentiality of all non-public information obtained.

(b)           Following the Closing Date, Parent shall give the Stockholder and its employees, accountants, legal counsel and other advisors similar access thereafter to the extent reasonably requested by the Stockholder for their legitimate business purposes, including, without limitation, Tax and accounting matters (including preparation of Tax Returns), to review and approve the calculation of the Additional Escrow Deposits, and to investigate and defend against any litigation or other claims.

8.3           Conduct of Business Prior to Closing.  Except as contemplated by this Agreement or as set forth on Schedule 8.3, from the date hereof through the Closing Date, the Stockholder shall use its reasonable efforts (without requiring the Stockholder or the Company to incur costs or expenses outside the ordinary course of the Business) to cause the Company to preserve the Business and to conduct the Business in the ordinary course of business consistent with past practice.  Except as contemplated by this Agreement or the Schedules hereto or as otherwise consented to by the Parent (which consent shall not unreasonably be withheld, delayed or conditioned), from and after the date hereof, the Stockholder shall not and shall not permit the Company to:

(a)           declare, set aside, make, authorize or pay any dividends on or distributions with respect to the Company’s capital stock (whether in cash, assets, shares or other securities of the Company or any Subsidiary of the Company), or redeem or otherwise repurchase any shares of capital stock of the Company, other than (i) to pay management fees to the Stockholder as consistent with the Company’s ordinary course business practices or (ii) reimburse Stockholder for expenses paid by Stockholder on behalf of the Company as consistent with the Company’s ordinary course business practices;

(b)           cash collateralize letters of credit or restrict the use of cash in a manner other as consistent with the Company’s ordinary course business practices;

(c)           enter into any transaction with respect to a sale of the Company;

(d)           change in any material respect the Company’s working capital management practices or intercompany billing and payment practices, in each instance as in effect on the date hereof;

(e)           make any loan, advance or capital contribution to or investment in any Person by the Company, except loans or advance to employees as consistent with the Company’s ordinary course business practices the aggregate amount of which shall not exceed $25,000 at any one time;

(f)            adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

(g)           amend the Company’s articles of incorporation or by-laws;

(h)           except (i) in the ordinary course of business consistent with past practice, (ii) as required by law, by any governmental agency or authority or by existing Employee Benefit Plans, (iii) as required to maintain the qualification of any Employee Benefit Plan under applicable Tax law or (iv) as otherwise contemplated by this Agreement or the Schedules hereto, enter into or amend any Employee Benefit Plan relating to the Business;

(i)            except Permitted Asset Sales, sell, exchange, license, mortgage, pledge or otherwise dispose of any assets used in the Business;

(j)            merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

(k)           make any capital expenditures in excess of $100,000 in the aggregate;

(l)            incur or assume by, or guarantee by, the Company of any Liabilities, including indebtedness for borrowed money (or any renewals, replacements, or extensions that increase the aggregate commitments thereunder), except Liabilities (other than Indebtedness) incurred as consistent with the Company’s ordinary course business practices;

(m)  make any material write up or write down of the value of any Inventory, other than in the ordinary course of business consistent with past practice;

(n)   incur any Lien upon the assets of the Company, other than Permitted Liens or any other Lien that is to be released and discharged on or prior to the Closing Date;

(o)   (i) grant severance or termination pay to any director, officer, employee or consultant of the Company other than under severance arrangements in effect as of the date hereof; (ii) grant new stay bonuses or deal bonuses relating to the transactions contemplated by this Agreement; (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or consultant of the Company; (iv) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (v) increase in compensation, bonus or other benefits payable to directors, officers, employees or consultants of the Company, other than, in the case of clause (v) only, increases in salaries or bonuses of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices of the Company;

(p)           (i) make or revoke any election relating to Taxes (other than any federal income Taxes) or (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (other than any federal income Taxes);

(q)           terminate any Material Contract to which the Company is a party (other than any termination or expiration of a Material Contract in accordance with its terms);

(r)            take any of the actions specified on Schedule 8.3(r); or

(s)           enter any agreement to do any of the foregoing.

8.4           Confidentiality.  Neither Parent nor the Stockholder shall (and following the Closing Parent shall cause the Surviving Corporation not to) divulge any information (except to their respective employees, agents or legal representatives who have a need to know such information for purposes of consummating the transactions contemplated by this Agreement) or make any public announcement regarding the transactions contemplated hereby (except for the issuance of the press releases attached hereto as Exhibit E or such substantially similar press releases to be issued at Closing announcing the consummation of the transactions contemplated herein) without the prior written consent of the other parties hereto except to the extent required by law, including, without limitation, the rules and regulations of any securities exchange or similar regulatory agency, or upon advice of the parties’ respective securities counsel (and subject to the other applicable requirements of Section 15.11).  Parent shall not utilize any non-public information concerning the Stockholder, the Company or any of their respective Affiliates (other than the Surviving Corporation) obtained in connection with the Merger and the transactions contemplated hereby except for purposes of consummating the transactions contemplated hereby.  Following the Closing, the Stockholder shall not utilize any non-public information concerning the Surviving Corporation, except (i) as otherwise provided for in this Agreement, (ii) in connection with any claims arising under this Agreement, (iii) in connection with any Asbestos-Related Litigation or (iv) to the extent required by law or legal process.  In the event that this Agreement terminates without the consummation of the Merger and the transactions contemplated by this Agreement, Parent and its Affiliates and agents (i) shall hold in strict confidence and refrain from using all non-public information received in connection with the Merger and the transactions contemplated by this Agreement and (ii) shall return promptly upon the Stockholder’s request all such non-public information to the party to which such information relates.  Each of the Stockholder and Parent shall be liable for any breach of its respective obligations and restrictions set forth in this Section by any of its respective employees, agents or representatives.

8.5           Books and Records.  Following the Closing, Parent and the Surviving Corporation (a) shall permit the Stockholder to have reasonable access to the books and records (including, without limitation, the Asbestos-Related Litigation Records) of the Surviving

Corporation to the extent the Stockholder has legitimate need therefor related to transactions or events occurring prior to the Closing, (b) shall permit the Stockholder to have reasonable access to employees of the Surviving Corporation to obtain information relating to such matters, and (c) agree to provide the Stockholder with such assistance as from time to time the Stockholder may reasonably request, and shall use their reasonable efforts to cooperate with the Stockholder in connection with the preparation or filing of any materials relating to Tax, accounting, workers’ compensation and other matters and the Stockholder’s review and approval of the Additional Escrow Deposits.  Parent shall maintain such books and records for a period of ten (10) years following the Closing utilizing the same standard of care as is used to maintain its books and records; provided, however, that Parent shall maintain the Asbestos-Related Litigation Records indefinitely utilizing the same standard of care consistent with the current practices of the Stockholder and the Company prior to the Closing; provided further that, following the passage of any Asbestos Legislation, the foregoing proviso shall not apply following ten (10) years following such passage.  If after the ten-year period following the Closing, Parent determines to destroy any such books and records relating to events occurring on or prior to the Closing Date (other than the Asbestos-Related Litigation Records, which shall be maintained by Parent indefinitely subject to the foregoing proviso), prior to such destruction Parent shall notify the Stockholder in writing.  The Stockholder will have the right, at its sole cost and expense, to retrieve and retain such books and records.

8.6           Employees and Employee Benefits.

(a)           Parent shall, or shall cause the Surviving Corporation to, continue the employment as of the Closing Date of each Person who, as of the Closing Date, is an employee or officer of the Company, whether actively employed or an approved leave of absence (including long and short term disability and military leave) but not in the collective bargaining unit covered by the Labor Agreement (the “Non-Union Employees”).  Parent shall also, or shall also cause the Surviving Corporation to continue the employment as of the Closing Date of each Person who is as of the Closing Date an employee of the Company, whether actively employed or an approved leave of absence (including long and short term disability and military leave) and in the collective bargaining unit covered by the Labor Agreement (the “Union Employees”).  With respect to each such Non-Union Employee who remains employed by the Surviving Corporation after the Closing Date (each, a “Retained Non-Union Employee”), Parent shall, or shall cause the Surviving Corporation to employ the Retained Non-Union Employee on terms and conditions of employment substantially equivalent, in the aggregate, to the terms and conditions of employment including without limitation, wages, compensation and employee benefits, provided by the Company immediately prior to the Closing Date and Parent agrees to maintain such substantially similar wages, compensation and employee benefits, in the aggregate, for each such Retained Non-Union Employee for a period of one year commencing on the Closing Date; provided that, notwithstanding anything to the contrary, nothing herein shall prevent Parent or the Surviving Corporation from amending, terminating or otherwise modifying an employee benefit plan or require Parent or the Surviving Corporation maintain the employment of any particular Retained Non-Union Employee(s) for any period of time following the Closing.  With respect to each Union Employee who remains employed by the Company after the Closing Date (each, a “Retained Union Employee”), Parent shall, or shall cause the Surviving Corporation to employ the Retained Union Employee on the terms and conditions of employment prescribed by the Labor Agreement in effect as of the Closing Date (so long as it remains in effect).  Parent shall ensure that any employee benefit plan or arrangement continued, established, maintained or contributed to by Parent, the Surviving Corporation or any of its Affiliates for the Retained Non-Union Employees and the Retained Union Employees (together, the “Retained Employees”) shall grant full credit for all service or employment with, or recognized by, the Company, the Stockholder or its Affiliates prior to the Closing Date for purposes of eligibility and vesting (but not for the accrual of benefits) with respect to any employee pension benefit plan, as defined in Section 3(2) of ERISA, and, for purposes of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan as defined in Section 3(1) of ERISA (“Parent’s Welfare Plans”), including, without limitation, any severance plan or sick pay plan, and any vacation program.  Following the Closing Date, to the extent that any Retained Employees are covered by Parent’s Welfare Plans, Parent shall use commercially reasonable efforts during the one year period following Closing to cause Parent’s Welfare Plans to waive any pre-existing condition exclusions, evidence of insurability provisions or waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under the Stockholder’s health plans) or any similar provisions with respect to Retained Employees (and their dependents or other beneficiaries) after the Closing Date.  For purposes of computing deductible amounts, co-pays or other maximums under Parent’s Welfare Plans, expenses and claims recognized prior to the Closing Date for similar purposes under the applicable welfare plan of the Company or any Affiliate for the year in which the Closing occurs shall be credited or recognized under Parent’s Welfare Plans.  Stockholder shall be responsible for and pay any and all transaction related bonuses or single trigger severance payments owing to any employees of the Company.

(b)           (i)            As of the Closing Date, but subject to the successful completion of the assets transfers described below, Parent shall assume (or cause the Surviving

Corporation to assume) sponsorship of, and all obligations and liabilities with respect to, the portion of the UIC Retirement Plan (“UIC Plan”) that covers the Non-Union Employees who have vested benefits in the UIC Plan immediately prior to the Closing Date (the “Covered Participants”).  Parent shall (or shall cause the Surviving Corporation to) continue the plan that has been spun off in accordance with the provisions of this Section 8.6(b) (the “Parent Pension Plan”).  The names of all of the Covered Participants shall be set forth on a schedule to be furnished by the Stockholder to Parent within thirty (30) days after the Closing Date.

(ii)           As soon as practicable after the Closing, but no later than the later of:  (i) one hundred twenty (120) days after the Closing Date or (ii) thirty (30) days following the date any disagreement with respect to the Present Value of Accrued Benefits (as defined in paragraph (iii) of this Section 8.6(b)) or the Transferred Assets (as defined below) is finally resolved pursuant to paragraph (vi) of this Section 8.6(b), the Stockholder shall cause the trustee of the UIC Plan to transfer to the designated funding agent or trustee of the Parent Pension Plan for the benefit of the Covered Participants cash in good funds (the “Transferred Assets”) in an amount equal to the Present Value of Accrued Benefits for the Covered Participants.  Such Present Value of Accrued Benefits shall initially be calculated and certified as correct and complete within thirty (30) days after the Closing Date by an independent actuary selected by the Stockholder (“Stockholder’s Actuary”).  The Transferred Assets shall be increased for the period from the Closing Date to the actual date of transfer to the Parent Pension Plan at an annual rate of increase equal to the interest rate used for purposes of calculating the rate of return on assets for funding purposes set forth in the most recent actuarial valuation for the UIC Plan (8.0%) and it shall be adjusted to reflect any benefit payments made in accordance with paragraph (v) of this Section 8.6(b).  Notwithstanding anything herein to the contrary, in no event shall the Transferred Assets be less than the amount required to be transferred under Section 414(l) of the Code and regulations thereunder.

(iii)          The “Present Value of Accrued Benefits” shall be an amount, determined as of the Closing Date, which represents the actuarial present value of the vested accrued benefits of the Covered Participants that were frozen effective as of November 30, 1994.  Such amount shall be based upon the actuarial method and assumptions set forth in Schedule 8.6(b).

(iv)          The Stockholder will, as soon as practicable after the Closing Date, amend, if necessary, the UIC Plan to provide for the spin-off and transfer of the Transferred Assets in respect of the Covered Participants as contemplated by this Section 8.6(b).

(v)           While the transfer of the Transferred Assets is pending, the Stockholder agrees to cause the trustee of the UIC Plan to timely pay any benefits to Covered Participants retiring after the Closing Date as they become due and in accordance with the terms of such plan.  The Transferred Assets shall be adjusted to reflect any benefit payments made in accordance with this paragraph (v) of Section 8.6(b).

(vi)          Parent shall have the right to appoint an independent actuary (“Parent’s Actuary”) for the purpose of verifying whether the calculation of the Stockholder’s Actuary under paragraph (ii) of this Section 8.6(b) and of the amount of Transferred Assets is correct (based on the method and assumptions set forth in this Section 8.6 and in Schedule 8.6(b)).  Parent shall notify the Stockholder in writing within thirty (30) days after receipt of certification if Parent engages Parent’s Actuary, which notice shall include the name of, and contact information for, Parent’s Actuary.  Such amount as certified by Stockholder’s Actuary shall be final, conclusive and binding on the Stockholder and Parent (or

Parent’s Actuary, if any) unless, within thirty (30) days after the delivery of such certification by Stockholder’s Actuary to Parent (or Parent’s Actuary, if any) together with such supporting information as Parent may reasonably request, Parent’s Actuary shall notify Stockholder’s Actuary of its disagreement with such amount.  If any such disagreement is not resolved to the satisfaction of the Stockholder and Parent within sixty (60) days of Stockholder’s receipt of such notification (or within such longer period as the Stockholder and Parent shall mutually agree), either the Stockholder or Parent may elect to have the calculation submitted for resolution to a third independent actuary appointed mutually by the Stockholder and Parent, whose determination shall be made in thirty (30) days and shall be conclusive, final and binding.  The expenses of Parent’s Actuary shall be borne by Parent and the expenses of Stockholder’s Actuary shall be borne by the Stockholder.  The expenses of any third independent actuary shall be borne equally by Parent on the one hand and the Stockholder on the other.

(vii)         For purposes of this Section 8.6, the term “Applicable Benefits” in respect of a Covered Employee shall mean his or her accrued benefit under the UIC Plan (as defined in Section 411 of the Code and the regulations thereunder) as of the Closing Date.

(viii)        Parent agrees that, upon the transfer of the Transferred Assets from the UIC Plan to the Parent Pension Plan, the Parent Pension Plan shall assume responsibility for the Applicable Benefits of Covered Participants (except for any benefit payments made by the UIC Plan on or after the Closing Date and prior to the transfer of the Transferred Assets to the Parent Pension Plan), and that such transfer shall be in full discharge of all obligations of the UIC Plan for the Applicable Benefits with respect to such Covered Participants.  The Stockholder agrees to indemnify and hold harmless the Parent Pension Plan,

Parent, their trustees and other fiduciaries and affiliates related to the Parent Pension Plan and each other Parent Indemnified Party against any and all Losses (including any and all expenses incurred in investigating, preparing and defending against litigation commenced or threatened or in settlement of any such claim), relating to or incurred in defending against (A) a claim that the transactions contemplated by this Section 8.6(b) as they affect the benefits of Covered Participants under the UIC Plan, violate the rights of such Covered Participants or result in a violation of the fiduciary duties of any fiduciary of the UIC Plan or the Parent Pension Plan, (B) a claim by the PBGC relating to the transfer pursuant to this Section 8.6(b), (C) any error in the benefit data concerning any Covered Participant disclosed pursuant to this Section 8.6 or (D) any inaccuracy in the certification furnished pursuant to Section 8.6(b)(ii).  The indemnity set forth in this Section 8.6(b)(viii) shall be subject to the qualifications, limitations and procedures set forth in Section 9 hereof.

(ix)           The Stockholder and Parent agree to provide each other with such records and information as they may reasonably request including any such information necessary to carry out their respective obligations under this Section 8.6 or the administration of the Parent Pension Plan.

(x)            No Covered Participant, nor his spouse, former spouse or other beneficiary under the UIC Plan or the Parent Pension Plan shall be entitled to assert any claim based on any of the provisions of this Agreement (including but not limited to this Section 8.6).  The Stockholder and Parent shall cooperate with each other (and cause the trustees of the UIC Plan and the Parent Pension Plan to cooperate with each other) with respect to the transfer pursuant to this Section 8.6(b).

(c)           Effective as of the Closing Date, the Retained Employees who have an account balances in the UIC 401(k) Retirement Savings Plan for Employees of Detroit Stoker Company and Midwest Metallurgical Laboratory, Inc. (the “UIC 401(k) Plan”) shall be entitled to receive distributions of their account balances in accordance with the terms of the UIC 401(k) Plan and shall be permitted to roll over their eligible rollover distributions, which may include promissory notes evidencing outstanding participant loans (“Loans”) under the UIC 401(k) Plan, to any 401(k) plan established by Parent (or an Affiliate thereof) (the “Parent 401(k) Plan”) for their behalf provided that such plan accepts rollover contributions and is amended, as necessary, to provide for the assumption and continuation of the rolled over Loans on the same terms and conditions as in effect under the UIC 401(k) Plan immediately prior to the rollover.  The UIC 401(k) Plan shall not place any Retained Employee’s Loan into default so long as such employee transfers his or her accounts balance under the UIC 401(k) Plan, together with the Loan, to the Parent 401(k) Plan through a direct rollover within one hundred and twenty (120) days following the Closing Date.  The Stockholder shall cause the UIC 401(k) Plan to be amended, as necessary, to facilitate the implementation of the foregoing provisions.

8.7           Insurance.  For a period of five (5) years after the Closing Date, Parent shall cause the Company to maintain products liability insurance and all other risks and liabilities of the Business with financially sound and reputable insurance companies or associations, and with such coverage and against such loss or damage to the full insurable value of the property covered thereby, to the extent insured against by comparable companies engaged in a comparable businesses.  The Stockholder agrees to reasonably cooperate and assist Parent in obtaining any insurance policies required to replace any existing Stockholder policies covering the Business, other than insurance policies covering Asbestos-Related Litigation or covering any Employee Benefit Plan, provided that in connection with such cooperation and assistance, the Stockholder shall not be required to make any expenditures or incur any other expenses or liabilities in connection therewith.

8.8           Taxes.

(a)           Parent shall be required to prepare, or cause to be prepared, and to file, or cause to be filed, all Tax Returns, other than Tax Returns for the consolidated group of which the Stockholder is the common parent, that are due after the Closing Date for tax periods or portions thereof ending on or before the Closing Date (“Pre-Closing Periods”).  Such Tax Returns shall be prepared in a manner consistent with past practices and Parent shall not file, or cause to be filed, an amended Tax Return or claim for refund for a Pre-Closing Period without the Stockholder’s consent, which may be withheld in its sole discretion.  The Surviving Corporation shall not carry back, and Parent shall cause the Surviving Corporation not to carry back, any net operating loss, capital loss or Tax credit from a Tax Return that is for or includes a period beginning after the Closing Date to a Tax Return for the consolidated group of which the Stockholder is the common parent.  Ernst & Young LLP has been engaged to prepare the Company’s state income and franchise Tax Returns for the year ending December 31, 2005.

(b)           The parties agree and acknowledge that the Stockholder shall be entitled to the tax refund (including interest) attributable to the carryback of the capital loss, estimated to be $2,607,511, arising from the sale of the stock of Midwest Metallurgical by the Company.

8.9           Cooperation and Exchange of Information.  As soon as practicable after the Closing Date, but no later than seventy-five (75) days thereafter, the Stockholder will cause to be delivered to Parent all of the original books and records of the Company relating to Taxes which are in its possession.  The Stockholder and Parent agree to furnish or to cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and such other cooperation and assistance relating to the Company and/or the Surviving Corporation as is reasonably necessary to complete and to file any Tax Returns, respond to audits, obtain refunds, verify issues and negotiate settlements with Tax Authorities, or defend or prosecute any claims.

8.10         Transfer Taxes; Real Property Taxes; Sales Taxes.  Each of Parent and the Stockholder shall pay an equal portion of all transfer, real property, gains, excise, sales, value added, use, goods and services, registration, recording, conveyance and any other similar Taxes or fees and all documentary or other stamp Taxes, arising out of or related to the transactions contemplated by this Agreement.

8.11         Undertakings with Respect to Asbestos-Related Litigation.

(a)           Following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, (i) manage the Asbestos-Related Litigation in a manner consistent with the Company’s current practices prior to the Closing, (ii) mitigate and defend against all claims, causes of actions and demands alleged or asserted against the Stockholder or the Company in any Asbestos-Related Litigation in a manner consistent with the current practices of the Company prior to the Closing, and (iii) keep the Stockholder fully apprised from time to time of all material developments with respect to the Asbestos-Related Litigation, including, without limitation, by delivery to the Stockholder of quarterly reports in reasonable detail.  In this regard, Parent shall (and shall cause the Surviving Corporation to), in a manner consistent with the current practices of the Company prior to the Closing, take the steps set forth on Schedule 8.11(a) until the expiration or termination of the Additional Escrow Deposit Period.  Because an

award of money damages would be inadequate for any breach of this Section 8.11(a), including, without limitation, a failure to comply with any of the provisions of Schedule 8.11(a) hereof, and such breach would cause the Stockholder irreparable harm, Parent agrees that, in the event of a breach of this Section 8.11(a) including, without limitation, failure to comply with the provisions of Schedule 8.11(a) hereof, the Stockholder will be entitled, without the requirement of posting a bond or other security, to equitable relief, including, without limitation, specific performance, provided that such remedies will not be the exclusive remedy for any breach but will be in addition to any other remedies available under this Agreement.

(b)           From and after the Closing until the expiration or termination of the Additional Escrow Deposit Period, Parent shall pay and discharge all of its material obligations under this Agreement and the other Transaction Documents as they become due and payable before the same shall become delinquent and shall cause the Surviving Corporation to pay the Company’s Liabilities, payables or other Indebtedness in accordance with the Company’s usual and customary practices and Parent shall not (and shall cause its Subsidiaries not to) take any of the actions set forth on Exhibit B.

8.12         Additional Post-Closing Covenants.  From and after the Closing, Parent shall not (and shall cause the Surviving Corporation not to) (i) enter into, engage in or consummate a Sale of the Company, except as provided in Section 3.4(d) or (ii) conduct, or permit any Person to conduct, any invasive testing, Phase II sampling, investigation or evaluation of the groundwater, soil or other environmental media at or relating to the Real Property following the Closing, unless and to the extent such sampling, investigation or evaluation is required pursuant to applicable Environmental Law.

8.13         Covenant Not to Compete.  (a)  In consideration of the promises contained herein and the Merger Consideration to be received hereunder, the Stockholder shall not, during the Non-Competition Period (as defined herein):  (i) directly or indirectly engage, whether or not such engagement shall be as a member, partner, stockholder, affiliate or other participant, in any Competitive Business (as defined herein), or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit, (ii) knowingly or intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Surviving Corporation and any customer, supplier, employee or consultant of the Surviving Corporation with respect to the Business, (iii) induce any employee of the Surviving Corporation to terminate his or her employment with the Surviving Corporation or to engage in any Competitive Business in any manner described in the foregoing clause (i), or (iv) affirmatively assist any other person or entity to engage in any Competitive Business in any manner described in the foregoing clause (i).  Notwithstanding the provisions of this Section 8.13 or any other provision of this Agreement, nothing contained herein shall be deemed to prohibit, limit or otherwise restrict the Stockholder (A) from being acquired by any Person (in which event, the provisions of this Section 8.13 shall continue to apply to the Stockholder only for so long as either maintains its respective separate corporate existence, but shall not apply directly to the Person acquiring the Stockholder or any Affiliate of such Person or to any Person resulting from a merger or other consolidation of the Stockholder); (B) from acquiring any Person or its business if less than ten percent (10%) of the consolidated revenue of such Person or business for its most recent fiscal year preceding such acquisition is derived from a Competitive Business, or (C) from owning, purchasing or otherwise acquiring an aggregate of up to five percent (5%) of the outstanding capital stock of any Person that engages in a Competitive Business, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities.  Notwithstanding anything to the contrary contained in this Section 8.13, the provisions of this Section 8.13 shall not be binding on any Person who is a shareholder of the Stockholder.  The parties agree that all of the consideration paid by Parent to the Stockholder shall be allocated to the purchase of the stock of the Company by Parent, except that $25,000 of such consideration shall be allocated to the covenant not to compete described herein, and such allocations shall be followed by the parties for all tax reporting purposes.

(b)           As used herein, “Non Competition Period” shall mean the period commencing on the Closing Date hereof and terminating five (5) years from the Closing Date.

(c)           “Competitive Business” shall mean any business engaged in the manufacture and supply of stokers and combustion equipment related to stokers or that is substantially similar to the stoker related services and products offered by the Company as of the date hereof.

(d)           The Stockholder and Parent recognize and acknowledge that the restrictions set forth herein are reasonable as to form and scope.  Notwithstanding the foregoing, it is the desire and intent of the parties that the provisions of this Section 8.13 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision in this Section 8.13 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (i) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made or (ii) otherwise to render it enforceable in such jurisdiction.

(e)           Each of Parent and the Stockholder acknowledges and understands that the provisions of this Section 8.13 are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section 8.13 would cause Parent irreparable harm.  As a result, the parties agree that in the event of a breach of this Section 8.13 Parent would be entitled, without the requirement of posting a bond or other security, to equitable relief, including, without limitation, specific performance, provided that such remedies will not be the exclusive remedy for any breach but will be in addition to any other remedies available under the terms of this Agreement.

8.14         Transitional Services.  The Stockholder agrees to provide at Parent’s request, by written notice to the Stockholder no later than 10 days following the Closing Date, for a period of ninety (90) days following the Closing Date, transitional corporate services (including, but not limited to, legal, risk management and human resources) with respect to the Business in substantially the same manner such services were provided to the Company by the Stockholder prior to the Closing, and such services shall be billed to the Surviving Corporation at the rates set forth in Schedule 8.14.

8.15         Replacement of Existing Letters of Credit and Surety Bonds.  On the Closing Date, the Parent shall replace all letters of credit and/or surety bonds of the Stockholder outstanding as of the Closing Date relating to the Business (“the Existing LC’s”), and shall cause all such Existing LC’s to be returned to the Stockholder for cancellation.

8.16         Labor Agreement.  The Stockholder shall use its commercially reasonable efforts (and Parent shall cooperate with such efforts) to amend the Labor Agreement as provided in Schedule 8.16; provided that nothing herein shall require or otherwise obligate the Stockholder to incur any costs or expenses in connection with such amendment.

SECTION 9

INDEMNIFICATION

9.1           Indemnification of Parent by the Stockholder.  Subject to Section 9.3, the Stockholder shall indemnify and hold Parent (and its officers, directors and Affiliates) (collectively, the “Parent Indemnified Parties”) harmless from and against any and all Losses, howsoever incurred, which arise out of or result from:

(a)           any breach by the Stockholder of, or any inaccuracy in, any representation or warranty of the Stockholder set forth in this Agreement;

(b)           the failure by the Stockholder to perform any covenant, agreement or obligation of the Stockholder contained herein; or

(c)           all Tax liabilities of another corporation imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision under, foreign, state or local law) by reason of the Company having been a member of the affiliated group of corporations the common parent of which is the Stockholder at any time on or prior to the Closing Date.

(d)           any Losses arising solely out of the Stockholder’s failure, prior to the Effective Time, to administer any Employee Benefit Plan of Stockholder in accordance with applicable law; or

(e)           any Losses under any Employee Benefit Plan of Stockholder that it continues to sponsor, maintain or contribute to on or after the Closing Date.

9.2           Indemnification of the Stockholder by Parent and the Surviving Corporation.  Subject to Section 9.3, Parent and the Surviving Corporation shall jointly and severally indemnify and hold the Stockholder (and its officers, directors and Affiliates) (collectively, the “Stockholder Indemnified Parties”) harmless from and against any and all Losses, howsoever incurred, which arise out of or result from:

(a)           any breach by Parent of, or any inaccuracy in, any representation or warranty of Parent set forth in this Agreement;

(b)           the failure by Parent to perform any covenant, agreement or obligation of Parent contained herein;

(c)           any Asbestos-Related Litigation; or

(d)           except with respect to any Losses described in Section 9.1(d), Section 9.1(e) or clause (viii) of Section 8.6(b) (which Losses shall be the Stockholder’s responsibility) any Employee Benefit Plan, including, without limitation, any pension or post-retirement medical plan benefit or funding Liabilities arising out of or resulting from any Employee Benefit Plan or the assertion against the Stockholder or any of its Affiliates of any claim, cause of action or demand relating to any Employee Benefit Plan.

9.3           Other Provisions Regarding Indemnification Obligations.

(a)           Notwithstanding the provisions of Section 9.1 or otherwise, the Parent Indemnified Parties shall not be entitled to make any claim for Losses or to receive indemnification payments with respect to any such Loss under Section 9.1 or otherwise (other than any Loss in respect of a breach of the representations and warranties set forth in Section 5.2 (Capitalization), Section 5.3 (Ownership of Shares), Section 5.12 (Brokers) or Section 5.13 (Taxes), unless, until and only to the extent that the aggregate amount of Losses incurred by the Parent Indemnified Parties to which it would otherwise be entitled to indemnification under Section 9.1 or otherwise exceeds an amount equal to $500,000 (the “Minimum”), at which point the Parent Indemnified Parties shall be entitled to recover the full amount of such Losses in excess of the Minimum but in no event in excess of the Maximum.

(b)           The maximum indemnification liability of the Stockholder to the Parent Indemnified Parties pursuant to the Stockholder’s indemnification obligations under Section 9.1(a) hereof shall not exceed in the aggregate $7,500,000 (the “Maximum”).

(c)           The maximum indemnification liability of Parent to the Stockholder Indemnified Parties pursuant to Parent’s indemnification obligations under Section 9.2(a) hereof (other than in respect of Losses arising under or relating to Section 9.2(c) or 9.2(d) hereof) shall not exceed in the aggregate $5,000,000.  For avoidance of doubt, at all times the Stockholder Indemnified Parties shall be entitled to recover the full amount of any and all Losses arising under or relating to Section 9.2(c) or 9.2(d) hereof.

(d)           In no event shall the Stockholder or Parent be liable for any punitive, special, consequential, exemplary, incidental, lost profits, business interruption or similar damages, whether or not foreseeable, incurred by the other party in connection with any Loss, except for any such damages asserted against an indemnified party by a third party claimant.

(e)           In case any event shall occur which would otherwise entitle the Parent Indemnified Parties or the Stockholder Indemnified Parties to assert a claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Parent Indemnified Parties or the Stockholder Indemnified Parties to the extent of any proceeds received by the Parent Indemnified Parties or the Stockholder Indemnified Parties from any third party in respect of such Loss, including but not limited to any insurance carrier.

(f)            No claim for indemnification for a Loss arising under Section 9.1(a) or 9.2(a) may be brought after expiration of the applicable period set forth in Section 7.1.  If written notice of a claim has been given prior to the expiration of the applicable survival period set forth in Section 7.1, then the relevant representations and warranties shall survive solely as to such claim until the claim has been finally resolved (including for any period during which a party is seeking an insurance recovery under Section 9.3(e).

(g)           Any payments made by any party hereto pursuant to this SECTION 9 shall be treated as an adjustment to the Merger Consideration.

(h)           If any party hereto has actual knowledge by virtue of written evidence (other than written evidence not otherwise expressly related to such breach and included in the general due diligence materials supplied to potential buyers, including Parent, as part of the sale process for the Company) that any other party hereto is in breach of any representation, warranty or covenant made in this Agreement by or on behalf of such other party at any time prior to the Closing and, notwithstanding such actual knowledge, such party elects to close the transactions contemplated by this Agreement, then such non-breaching party shall be deemed to have waived its rights and remedies (including indemnification pursuant to this Section 9) with respect to such breach.

(i)            Subject to and in accordance with the terms of this Agreement and the Escrow Agreement, a Stockholder Indemnified Party shall have the right to recover Losses for which such Stockholder Indemnified Party is entitled to indemnification under Section 9.2(c) and/or (d) from the amounts held by the Escrow Agent in the Escrow Account; provided, however, that the Stockholder Indemnified Parties shall not be limited to the Escrow Amount in respect of any Losses for which they are entitled to indemnification hereunder.

9.4           Notice of Claim; Defense of Action.  An indemnified party shall promptly give the indemnifying party notice of any matter which an indemnified party has determined has given or would reasonably be likely to give rise to a right of indemnification under this Agreement, stating the nature and, if known, the amount of the Loss, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The indemnified party shall give continuing notice promptly thereafter of all developments coming to the indemnified party’s attention materially affecting any matter relating to any indemnification claims.  The obligations and liabilities of an indemnifying party under this SECTION 9 with respect to Losses arising from claims of any third party that are subject to indemnification provided for in this SECTION 9, shall be governed by and contingent upon the following additional terms and conditions:  With respect to third party claims, promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to Section 9.1 or Section 9.2 hereof, such indemnified party shall give prompt notice thereof to the indemnifying party (although failure or delay to give such notice shall not mitigate the indemnification obligation unless the indemnifying party is prejudiced by such failure or delay), and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel.  If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, unless representation of both parties by the same counsel would constitute a conflict under the applicable code or rules of professional responsibility.  The indemnifying party shall be authorized, without consent of the indemnified party being required, to settle or compromise any such action or claim, provided that (a) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (b) there is no finding or admission of any violation of law and no effect on the business of the indemnified party and (c) such settlement or compromise includes an unconditional release of the indemnified party from all liability arising out of such action or claim.  Whether or not an indemnifying party elects to assume the defense of any action or claim, the indemnifying party shall not be liable for any compromise or settlement of any such action or claim effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned).  The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement, including, without limitation, making available all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the other party.

9.5           Exclusivity of Indemnity.  Except as otherwise expressly noted in this Agreement, the indemnification provided in this SECTION 9 shall be the sole and exclusive remedy after the Closing Date available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the transactions contemplated hereby.  To the maximum extent permitted by law, Parent hereby waives all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, including, without limitation, the condition of the Real Property, whether under any foreign, federal, state or local laws, statutes, ordinances, rules, regulations, requirements or orders (including any right or remedy under any Environmental Law), at common law or otherwise.  The foregoing provisions shall not apply in the event of intentional fraud.

SECTION 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

10.1         Conditions Precedent to the Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

(a)           The Stockholder shall have complied in all material respects with all of the agreements and covenants contained herein to be performed by it at or prior to the Closing, and all the representations and warranties of the Stockholder contained herein shall be true and accurate in all respects (in the case of any representation or warranty containing any qualification as to materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty without any qualification as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Parent shall have received a certificate from the Stockholder, dated as of the Closing Date and signed by an officer of each of the Stockholder, certifying as to the fulfillment of the condition set forth in this Section 10.1(a) (together “Stockholder’s Bring-Down Certificate”).

(b)           No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Parent or Merger Sub from consummating the transactions contemplated hereby.

(c)           The Stockholder shall have delivered to Parent at the Closing each document required by Section 11.1 of this Agreement.

(d)           Since the date hereof, no event, occurrence or development shall have occurred which shall have had a Material Adverse Effect.

(e)           Parent shall have obtained the Working Capital Facility covering available amounts and on terms in each case acceptable to Parent.

10.2         Conditions Precedent to the Obligation of the Stockholder and the Company.  The obligation of the Stockholder and the Company to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

(a)           Parent and Merger Sub shall have complied in all material respects with all of the agreements and covenants contained herein to be performed by it at or prior to the Closing, and all the representations and warranties of Parent and Merger Sub contained herein shall be true and accurate in all respects (in the case of any representation or warranty containing any qualification as to materiality or material adverse effect) or in all material respects (in the case of any representation or warranty without any qualification as to materiality or material adverse effect) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and the Stockholder shall have received a certificate of each of Parent and Merger Sub, dated as of the Closing Date and signed by an officer of Parent and Merger Sub, respectively, certifying as to the fulfillment of the condition set forth in this Section 10.2(a) (the “Parent’s/Merger Sub’s Bring-Down Certificate”).

(b)           No statute, rule, or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits the Stockholder from consummating the transactions contemplated hereby.

(c)           Parent shall have delivered to the Stockholder at the Closing the Merger Consideration and each document required by Section 11.2 of this Agreement.

(d)           An investment bank of national standing shall have rendered a fairness opinion with respect to the Merger and the transactions contemplated hereby on or prior to the execution of this Agreement, and such fairness opinion shall not have been withdrawn as of the Closing.

SECTION 11

DELIVERIES AT THE CLOSING

11.1         Deliveries by the Stockholder.  At the Closing, the Stockholder will deliver or cause to be delivered to Parent:

(a)           resolutions adopted by the board of directors of Stockholder, as sole stockholder of the Company, approving the consummation of the Merger and the transactions contemplated by this Agreement, certified by the Secretary of the Stockholder as of the Closing Date;

(b)           resolutions adopted by the Company’s board of directors approving the consummation of the Merger and the transactions contemplated by this Agreement, certified by the Secretary of the Company as of the Closing Date;

(c)           a copy of the Company’s articles of incorporation, with all amendments thereto, certified by the Secretary of State of Michigan as of a date not later than thirty (30) Business Days before the Closing Date;

(d)           a copy of the Company’s good standing certificate certified by the Secretary of State of Michigan as of a date not later than fifteen (15) Business Days before the Closing Date;

(e)           a certificate from each of the Stockholder and the Company, signed by the Secretary of the Stockholder and the Company, respectively, dated as of the Closing Date, attesting to the authority and verifying the signature of each Person who signed this Agreement, or any other agreement, instrument or certificate delivered in connection with the Merger and the transactions contemplated hereby on behalf of the Stockholder and the Company;

(f)            a non-foreign person affidavit under Section 1445 of the Internal Revenue Code;

(g)           the Escrow Agreement, duly executed by the Stockholder;

(h)           certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers);

(i)            resignations of such officers and directors of the Company as Parent designates in writing at least ten (10) Business Days prior to the Closing, which resignations shall be effective as of the Closing Date;

(j)            the existing minute books, stock register books and stock record books of the Company; and

(k)           such other instruments as shall be reasonably requested by Parent to consummate the Merger and effect the transactions contemplated by this Agreement, including, without limitation, a duly executed Certificate of Merger to be filed with the Secretary of State of the State of Michigan in accordance with the provisions of the BCA.

11.2         Deliveries by Parent.  At the Closing, Parent will deliver or cause to be delivered to the Stockholder or the Escrow Agent on behalf of the Stockholder:

(a)           resolutions adopted by the board of directors of Parent, as sole stockholder of Merger Sub, approving the consummation of the Merger and the transactions contemplated by this Agreement, certified by the Secretary of Parent as of the Closing Date;

(b)           resolutions adopted by Merger Sub’s board of directors approving the consummation of the Merger and the transactions contemplated by this Agreement, certified by the Secretary of Merger Sub as of the Closing Date;

(c)           a copy of the certificate of incorporation of Parent and articles of incorporation of Merger Sub, with all amendments thereto, certified by the Secretary of State of the States of Delaware and Michigan, respectively, as of a date not later than thirty (30) Business Days before the Closing Date;

(d)           a copy of Parent’s and Merger Sub’s good standing certificate certified by the Secretary of State of the States of Delaware and Michigan, respectively, as of a date not later than fifteen (15) Business Days before the Closing Date.

(e)           a certificate from each of Parent and Merger Sub, signed by the Secretary of Parent and Merger Sub, respectively, dated as of the Closing Date, attesting to the authority and verifying the signature of each Person who signed this Agreement or any other agreement, instrument or certificate delivered in connection with the Merger and the transactions contemplated hereby on behalf of Parent and Merger Sub;

(f)            the Escrow Agreement, duly executed by Parent;

(g)           the Note, duly executed by Parent;

(h)           the Merger Consideration;

(i)            the Investor Guaranty, duly executed by Mark Schwarz;

(j)            the Closing Escrow Deposit;

(k)           the Existing LC’s shall be delivered to the Stockholder for cancellation; and

(l)            such other instruments as shall be reasonably requested by the Stockholder to consummate the Merger and effect the transactions contemplated by this Agreement, including, without limitation, a duly executed Certificate of Merger to be filed with the Secretary of State of the State of Michigan in accordance with the provisions of the BCA.

SECTION 12

EXPENSES

Each party will pay its own fees, expenses, and disbursements and those of its counsel, accountants and other professional advisors in connection with the consummation of the Merger and the transactions contemplated by this Agreement (including the negotiations with respect hereto and the preparation of any documents) and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby except as provided in Section 8.10; provided that the foregoing shall be subject to the provisions of Section 4 of Exhibit B with respect to reimbursement.

SECTION 13

TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to Closing:  (a) by mutual written consent of Parent and the Stockholder; (b) by Parent as provided in Section 7.2 hereof, (c) by the Stockholder, on the one hand, or by Parent, on the other hand, upon written notice to the other, at any time after March 31, 2007, except that the right to terminate this Agreement pursuant to this Section 13 shall not be available to (i) the Stockholder if the failure to consummate the Merger on or before such date was caused by or resulted from the Stockholder’s failure to fulfill any of their obligations under this Agreement or (ii) Parent if the failure to consummate the Merger on or before such date was caused by or resulted from Parent or Merger Sub’s failure to fulfill any of its obligations under this Agreement or (d) by the Stockholder, upon written notice to the Parent, at any time on or after March 31, 2007 if the failure to consummate the Merger on or before such date was caused by or resulted solely from Parent’s or Merger Sub’s failure to fulfill any of their obligations under SECTIONS 10 or 11 hereof, provided the conditions precedent set forth in Section 10.1(a), 10.1(b), 10.1(c) and 10.1(d) shall have been satisfied as of such date.  Upon such termination all further obligations of the parties hereto shall become null and void and no party (including such party’s officers, directors, shareholders or Affiliates) shall have any liability to any other party, unless (a) such termination was by a party pursuant to either clauses (b) or (c) above and the basis for such termination was the willful failure by the other party to fulfill its covenants and agreements set forth herein or (b) such termination was by the Stockholder pursuant to clause (d) above, in which event within one (1) Business Day following termination of this Agreement, Parent shall pay to the Stockholder as the Stockholder’s sole remedy for any breach giving rise to a termination under such clause (or any other breach under this Agreement) the Termination Fee, which Termination Fee shall be payable in immediately available funds by wire transfer to the account specified in the termination notice. Parent’s obligation to pay the Termination Fee shall be guarantied as provided in the Termination Fee Guaranty.  Notwithstanding the foregoing, the provisions of the Non-Disclosure Agreement dated as of September 5, 2006 between Newcastle Capital Group, LLC and the Stockholder shall remain in effect either until the consummation of the Merger, if it occurs, or for the stated term thereof, if the Merger is not consummated.

SECTION 14

NOTICES

All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), (b) transmitted by electronic or digital transmission (other than where original payment or other documents must be delivered), (c) sent by FedEx, DHL Worldwide Express, or Airborne Courier (for next Business Day delivery), shipping prepaid or (d) sent by certified or registered mail, as follows:

If to Parent, Merger Sub or (following the Closing) the Company, addressed to it:

c/o DSC Services Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Attention:     Mark Schwarz

Telephone:   214-661-7474

Facsimile:    214-661-7475

and

c/o DSC Services Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Attention:    John Murray

               Evan Stone, Esq.

Telephone:  214-661-7474

Facsimile:  214-661-7475

With a copy to (which shall not constitute notice):

c/o DSC Services Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

Attention:      Evan Stone, Esq.

Telephone:    214-661-7474

Facsimile:      214-661-7475

If to the Stockholder or (prior to the Closing) the Company, addressed to it:

c/o United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland  21030

Attention:    Jonathan Greenberg, Esq.

Telephone:   (410) 628-3244

Facsimile:    (410) 683-6498

and

c/o United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland  21030

Attention:    James Perry

Telephone:   (410) 628-8786

Facsimile:    (410) 683-6498

With a copy to (which shall not constitute notice):

Proskauer Rose LLP

1585 Broadway

New York, New York  10036

Attention:  Steven L. Kirshenbaum, Esq.

Telephone:  (212) 969-3000

Facsimile:   (212) 969-2900

or to such other Persons or addresses as any Person may request by notice given as aforesaid.  Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if by electronic or digital transmission, when transmitted, or, if sent by FedEx, DHL Worldwide Express, or Airborne Courier, one Business Day after such sending, or, if by certified or registered mail, upon receipt; it being understood that receipt of any notice after 5:00 p.m. (in the recipient’s time zone) on any day shall be deemed to be received on the next Business Day.

SECTION 15

MISCELLANEOUS

15.1         Headings.  The headings contained in this Agreement (including but not limited to the titles of the Schedules hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof.  Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

15.2         Schedules, etc.  All Schedules, Exhibits and Annexes attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

15.3         Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

15.4         Entire Agreement.  This Agreement, the other Transaction Documents, the Related Agreements and the documents to be delivered hereunder and thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof.  All negotiations and writings between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

15.5         Governing Law.  This Agreement and each other Transaction Document is to be delivered in and should be construed in accordance with and governed by the laws of the State of New York without giving effect to conflict of laws principles.

15.6         Submission to Jurisdiction.  The parties agree that any legal action or proceeding with respect to this Agreement, or any other Transaction Document or any document relating hereto may be brought only in either (a) the United States District Court for the District of Delaware, or (b) a state court of the State of Delaware.  Each party hereby irrevocably waives any objection including without limitation any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such respective court.

15.7         Modification.  This Agreement cannot be modified or amended except in writing signed by each of the parties hereto.

15.8         Binding Effect; Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is not assignable by any party without the prior written consent of the other parties, except in the case of a Sale of the Company solely in accordance with Section 3.4(d).

15.9         Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Parent and the Stockholder or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

15.10       Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable.  If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

15.11       Announcements.  Except for the press releases attached as Exhibit E or as may be required by law or applicable stock exchange rules or regulations, from the date of this Agreement, all public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto.  If any public announcement is required by law to be made by any party hereto or by an Affiliate of any party hereto, prior to making such announcement, such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

15.12       No Third Party Beneficiaries.  No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto except to the extent provided in SECTION 9.  Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Stockholder (including any beneficiary or dependent thereof) in respect of continued employment by the Stockholder or otherwise.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

DSC SERVICES INC.

By:	/s/ Mark Schwarz
Title:	Chief Executive Officer

BRAM ACQUISITION CORP.

By:	/s/ Mark Schwarz
Title:	Chief Executive Officer

UNITED INDUSTRIAL CORPORATION

By:	/s/ James Perry
Title:	Vice President & CFO

DETROIT STOKER COMPANY

By:	/s/ James Perry
Title:	Vice President & CFO

[Signature Page to Agreement and Plan of Merger]

ANNEX 1

DEFINITIONS

As used in the attached Merger Agreement (and in the Schedules and Exhibits attached thereto), the following terms shall have the corresponding meaning set forth below:

a.            “Additional Escrow Deposit” has the meaning set forth in Section 3.4(b) of the Agreement.
b.            “Additional Escrow Deposit Period” has the meaning set forth in Section 3.4(b) of the Agreement.
c.            “Additional Merger Consideration Payment Date” has the meaning set forth in Section 3.4(e) of the Agreement.
d.            “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.
e.            “Agreement” has the meaning set forth in the preamble to the Agreement.
f.             “Annual Catch-Up Escrow Deposit” has the meaning set forth in Section 3.4(c) of the Agreement.
g.            “Asbestos Legislation” has the meaning set forth in Section 3.4(e) of the Agreement.
h.            “Asbestos Legislation Expense Amount” means the sum of (i) the out-of-pocket expenses actually paid or incurred by Parent or the Company in connection with the passage of the Asbestos Legislation during the six-month period following passage of the Asbestos Legislation, which expenses shall include Consultant, accountant and attorney fees and expenses in an amount not in excess of $100,000 in the aggregate and (ii) the actual out-of-pocket amounts paid or required to be paid, if any, by the Company to a trust or a fund established pursuant to the Asbestos Legislation.
i.             “Asbestos-Related Litigation” means any action, arbitration, hearing, investigation, litigation or suit arising out of any third-party asbestos-related personal injury or product liability claims naming the Company and/or the Stockholder or any of the Stockholder Affiliates relating to the products manufactured and/or sold by the Company (or its predecessors) or, in respect of Business products, by Stockholder or any Stockholder Affiliate, including, without limitation, claims related to mixed dust or silica, and which specifically relate to any product manufactured by the Company, or, in respect of Business products, by the Stockholder or the Stockholder Affiliates, that are initiated against (i) on or prior to the Closing, the Company, the Stockholder or any of the Stockholder Affiliates, or (ii) after the Closing, the Stockholder or any Stockholder Affiliate, in respect of any product manufactured or sold by the Company, or, in respect of Business products, by the Stockholder or any of the Stockholder Affiliates prior to the Closing.  Asbestos-Related Litigation shall also include any action,

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arbitration, hearing, investigation, litigation or suit arising out of any claim that the Company or the Stockholder or any Stockholder Affiliate is required to make any payments to a trust or fund established by law for the payment of claims for injuries arising out of exposure to asbestos in respect of any product manufactured or sold by the Company or, in respect of Business products by, the Stockholder or any of the Stockholder Affiliates prior to the Closing.
j.             “Asbestos-Related Litigation Amount” has the meaning set forth in Section 3.4(h) of the Agreement.
k.            “Asbestos-Related Litigation Records”  means all documents and information  of the Business related to any actual or potential Asbestos-Related Litigation including, without limitation, all relevant product and other databases and spreadsheets, corporate history files, engineering  diagrams and files and drawings, acquisition and disposition of asset files, insurance policies and files, non current advertising files, renewal parts microfilm and files and manufacturers’ safety data sheets and files wherever located and in whatever form.
l.             “Audited Financial Statements” means, collectively, (i) the balance sheet, statement of income and statement of cash flow of the Company as of and for the fiscal year ended, December 31, 2004, which have been audited by KPMG and (ii) the balance sheet, statement of income and statement of cash flow of the Company as of and for the fiscal year ended, December 31, 2005, which have been audited by Mahoney Cohen.
m.           “Available Cash Flow” means, without duplication, with respect to any fiscal period of the Company, consolidated net income plus non-cash expenses or minus non-cash income items, including, without limitation, depreciation, amortization, interest and asbestos and pension-related income/expense for such period in accordance with GAAP to the extent deducted or added in determining consolidated net income for such fiscal period minus (i) interest and principal payments paid in respect of the Note during such fiscal period, (ii) the amount of all management fees permitted to be paid by the terms of the Agreement during such fiscal period, (iii) the Federal Tax Net Amount for such fiscal period, (iv) principal payments paid in respect of the Working Capital Facility for such fiscal period, provided that if any such prepayment is not a regularly scheduled amortization payment, the proceeds of the borrowings so prepaid shall have been used exclusively in the Surviving Corporation’s operations during such fiscal period, and (v) without duplication for any dividends or distributions made in respect of the items set forth in clauses (i), (ii), (iii), or (iv), any other amount dividended or distributed to the Company’s equityholders during such fiscal period in accordance with Section 4 of Exhibit B.  For the avoidance of doubt, (1) the noncash addbacks for purposes of the foregoing definition shall be net of all cash payments for the applicable items, including but not limited to (i) cash interest and principal payments in respect of the Note, (ii) cash pension contributions, (iii) cash post retirement medical plan contributions and (iv) cash Asbestos-Related Litigation payments (in respect of indemnity payments and defense costs) and (2) the Company’s net income shall include cash expenses incurred pursuant to the Agreement in connection with the consummation of the transactions on the Closing Date not to exceed $250,000 in the aggregate.
n.            “BCA” has the meaning set forth in the recitals to the Agreement.

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o.            “Business Day” means any day on which banks in New York City are open for business.
p.            “Business” has the meaning set forth in the recitals to the Agreement.
q.            “CERCLA” has the meaning set forth in Section 5.17(b) of the Agreement.
r.             “Certificate of Merger” has the meaning set forth in Section 2.2 of the Agreement.
s.            “Closing” has the meaning set forth in SECTION 4 of the Agreement.
t.             “Closing Date” has the meaning set forth in SECTION 4 of the Agreement.
u.            “Closing Escrow Deposit” has the meaning set forth in Section 3.4(a) of the Agreement.
v.            “Code” means the Internal Revenue Code of 1986, as amended.
w.           “Company” has the meaning set forth in the preamble to the Agreement.
x.             “Competitive Business” has the meaning set forth in Section 8.13(c) of the Agreement.
y.            “Consultant” has the meaning set forth in Section 3.4(e) of the Agreement.
z.             “Covered Participants” has the meaning set forth in Section 8.6(b)(i) of the Agreement.
aa.          “Effective Time” has the meaning set forth in Section 2.2 of the Agreement.
bb.          “Employee Benefit Plan” has the meaning set forth in Section 5.18(a) of the Agreement.
cc.          “Environmental Laws” means all federal, state, foreign or local laws, rules, regulations, ordinance, final judgment orders and written directives relating to pollution or protection of human health and safety or the environment or otherwise relating to the manufacturing, processing, use, storage, disposal, transport or handling of Hazardous Substances.
dd.          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
ee.          “ERISA Affiliate” has the meaning set forth in Section 5.18(b) of the Agreement.
ff.            “Escrow Account” has the meaning set forth in Section 3.4(a) of the Agreement.
gg.          “Escrow Agent” means The Bank of New York, a New York banking corporation.

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hh.          “Escrow Agreement” means the Escrow Agreement to be executed on the Closing Date among Parent, the Stockholder and the Escrow Agent, substantially in the form of Exhibit D attached hereto.
ii.            “Escrow Deposits” has the meaning set forth in Section 3.4(b) of the Agreement.
jj.            “Event of Default” means an Event of Default under the Note.
kk.          “Exception” means any exception, lien, mortgage, security interest, encumbrance, claim, charge, reservation, lease, tenancy, occupancy, easement, right of way, encroachment, restrictive covenant, condition or limitation affecting the Real Property.
ll.            “Existing LC’s” has the meaning set forth in Section 8.15 of the Agreement.
mm.        “Fair Act Obligations” has the meaning set forth in Section 3.4(e) of the Agreement.
nn.          “Federal Tax Net Amount” means, with respect to any fiscal period, an amount equal to (i) the product of (x) .35 (or, if different, the current applicable federal corporate tax rate) and (y) the Company’s pretax income (determined on a tax basis) for the applicable period, less available net operating losses of the Surviving Corporation and its Subsidiaries utilized during such fiscal period, minus (ii) any federal taxes paid by the Company for the applicable period.  For avoidance of doubt, the Federal Tax Net Amount shall be zero (0) if either (1) the foregoing calculation results in zero (0) or a negative number or (2) if during any fiscal period, the Surviving Corporation is unable to utilize the net operating losses and other loss carryforwards of the Parent and/or the Permitted Affiliate.
oo.          “Fee Property” has the meaning set forth in the definition of “Real Property” herein.
pp.          “Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements.
qq.          “Fixed Charge Coverage Ratio” shall mean with respect to Parent and its consolidated Subsidiaries, for any period, the ratio of (a) the sum of the Surviving Corporation’s and its consolidated Subsidiaries’ earnings before interest, taxes, depreciation and amortization, minus capital expenditures, divided by (b) the sum of cash taxes, dividends, stock repurchases permitted hereunder, scheduled principal payments on the Note, principal payments on capital leases permitted hereunder and interest, as determined in accordance with GAAP.
rr.            “GAAP” means United States generally accepted accounting principles consistently applied with prior periods.
ss.          “Hazardous Substances” means any chemical, material or substance regulated under any applicable Environmental Laws, including a hazardous substance, hazardous waste, hazardous material, toxic substance, petroleum in any form, pollutant or contaminant or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity.

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tt.            “Indebtedness” shall mean, with respect to any Person and its Subsidiaries, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (or any renewals, replacements or extension that increase the aggregate commitments thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt instrument, (iii) any indebtedness for the deferred purchase price of property or services for which such payment is deferred six (6) months or more, with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business that are not overdue by more than three (3) months unless being contested in good faith), (iv) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any capital lease obligations with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss, (vi) any obligations under commodity purchase or option agreements or other commodity price hedging arrangements whether contingent or matured, (vii) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (viii) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) any guaranty of the foregoing, and (x) any indebtedness secured by an encumbrance on such Person’s assets.
uu.          “Intellectual Property” means the patents, patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, copyrights, including registrations and applications therefor, and trade names.
vv.          “Intellectual Property License Agreements” has the meaning set forth in Section 5.14(b) of the Agreement.
ww.        “Intellectual Property Licenses” means all licenses, sublicenses or agreements that relate to the rights of the Company to use any intellectual property owned by third parties.
xx.           “Interest Rate” has the meaning set forth in the Note.
yy.          “Interim Financial Statements” means the unaudited balance sheet, statement of income and statement of cash flow of the Company as of September 30, 2006.
zz.           “Inventory” means all inventory of the Company (including finished goods, work in progress, raw materials, spare parts and business supplies).
aaa.        “Investor Guaranty” means the guaranty duly executed and delivered by Mark Schwarz, substantially in the form attached hereto as Exhibit F, as such guaranty may be amended, supplemented, or otherwise modified from time to time.
bbb.       “IRS” means the Internal Revenue Service.

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ccc.        “Labor Agreement” means the Labor Agreement dated January 26, 2005, as amended through the date hereof, between the Company and Local #2511 of the United Steelworkers of America AFL-CIO.
ddd.       “Leases” has the meaning set forth in the definition of “Real Property” herein.
eee.        “Liabilities” means any and all debts, costs, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured or determined or undeterminable, whether arising before, on or after the Closing.
fff.          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, restriction (including any voting agreements, restriction on voting rights or restriction on transfer), encumbrance, defect in title, reservation, easement, right of way or any other restriction or limitation whatsoever.
ggg.       “Loans” has the meaning set forth in Section 8.6(c) of the Agreement.
hhh.       “Losses” means any losses, liabilities, damages, penalties, interest, judgments, awards, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and expenses).
iii.           ““Material Adverse Effect” means a material adverse impact on the business or financial condition of the Company, or on the ability of the parties to consummate the transactions contemplated hereby, but shall not include the effect of any change, event or development occurring as a result of general economic or financial conditions relating to the industry specifically or to the economy in general not unique to the Company and shall not include the effect of the failure to obtain any consents to the change in control of the Company, the transfer of any contracts or Permits or the loss of any customer, supplier, member of management or other employee after the date hereof.
jjj.           “Material Contract” means all of the following types of agreements to which the Company is a party or by or to which it or its assets or properties are bound:

(i)            any employment and consulting agreement with any current or former officer, director, employee or consultant of or to the Company requiring payments of $150,000 or more in any one year;

(ii)           any agreement with any labor union or association representing any employees of the Company;

(iii)          any agreement, or related series of agreements, of the Company involving annual payments by or to the Company of $150,000 or more;

(iv)          any pending stoker manufacture, installation or related agreement involving payments to the Company of $150,000;

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(v)           any agreement limiting or affecting the freedom of the Company to engage in any line of business in any geographic area;

(vi)          any agreement granting territorial or product line exclusivity to any third party;

(vii)         any agreement relating to the borrowing by the Company of money, or the guaranteeing of any such borrowing;

(viii)        any agreement granting any Person any material Lien on all or part of any material assets of the Company (other than Liens which will be released at Closing);

(ix)           (a) any management, service, consulting or other similar type of contract or (b) any advertising agreement or arrangement, in any such case of (a) or (b) which has an aggregate annual future liability or receivable, as the case may be, in excess of $100,000 or which has a remaining term of more than twelve (12) months;

(x)            any Lease;

(xi)           any lease of personal property involving annual payments in excess of $100,000;

(xii)          any material Intellectual Property License Agreements;

(xiii)         any agreement with finders or brokers;

(xiv)        any agreement covering the acquisition or disposal of assets or stock or any similar transaction (other than the sale of Inventory in the ordinary course of business) which contains material indemnity obligations currently in effect, or any other similar agreement containing material indemnity obligations currently in effect;

(xv)         any material partnership or joint venture agreement of the Company;

(xvi)        any agreement between the Company, on the one hand, and the Stockholder or any Stockholder Affiliate, on the other hand;

(xvii)       any settlement agreement (other than any such agreement relating to Asbestos Related Litigation) with material payments remaining to be made, or which impose on the Company any material ongoing restrictions on the Business; and

(xviii)      any agreement with a term of more than one year and which is not terminable prior thereto involving annual payments in excess of $100,000.

kkk.        “Material Customers or Suppliers” has the meaning set forth in Section 5.20 of the Agreement.
lll.           “Maximum” has the meaning set forth in Section 9.3(b) of the Agreement.
mmm.     “Merger” has the meaning set forth in the preamble to the Agreement.

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nnn.       “Merger Consideration” has the meaning set forth in Section 3.1 of the Agreement.
ooo.       “Merger Sub” has the meaning set forth in the recitals to the Agreement.
ppp.       “Minimum” has the meaning set forth in Section 9.3(a) of the Agreement.
qqq.       “Multiemployer Plan” has the meaning set forth in Section 5.18(b) of the Agreement.
rrr.          “Non-Competition Period” has the meaning set forth in Section 8.13(a) of the Agreement.
sss.        “Non-Union Employees” has the meaning set forth in Section 8.6(a) of the Agreement.”
ttt.          “Note” has the meaning set forth in Section 3.1 of the Agreement.
uuu.       “Notice of Default” has the meaning set forth in Section 3.4(i) of the Agreement.
vvv.       “ordinary course of business” or “ordinary course of business consistent with past practice” means with respect to the Company, the ordinary course of business of the Company prior to the Restructuring and after giving effect to the Restructuring, as applicable.
www.     “Outstanding Escrow Deposit”: has the meaning set forth in Section 3.4(i) of the Agreement.
xxx.         “Parent” has the meaning set forth in the preamble to the Agreement.
yyy.       “Parent 401(k) Plan” has the meaning set forth in Section 8.6(c) of the Agreement.
zzz.         “Parent Indemnified Parties” has the meaning set forth in Section 9.1 of the Agreement.
aaaa.      “Parent Pension Plan” has the meaning set forth in Section 8.6(b)(i) of the Agreement.
bbbb.     “Parent’s Actuary” has the meaning set forth in Section 8.6(b)(vi) of the Agreement.
cccc.      “Parent’s/Merger Sub’s Bring-Down Certificate” has the meaning set forth in Section 10.2(a) of the Agreement.
dddd.     “Parent’s Knowledge” means the actual knowledge of Mark Schwarz, John Murray or Evan Stone, with respect to the matters at hand.
eeee.      “Parent’s Welfare Plans” has the meaning set forth in Section 8.6(a) of the Agreement.

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ffff.         “PBGC” means the Pension Benefit Guaranty Corporation.
gggg.     “Permits” has the meaning set forth in Section 5.16 of the Agreement.
hhhh.     “Permitted Affiliate” means the entity specified in Schedule II to the Agreement.
iiii.          “Permitted Affiliate Sale” means the transfer of not less than eighty percent (80%) of all of the economic and voting rights associated with ownership of all outstanding equity of the Company on a fully diluted basis to the Permitted Affiliate, whether by way of a sale, assignment, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction effectuating such sale; provided that on the date of consummation of the Permitted Affiliate Sale each of the Permitted Affiliate Sale Conditions are satisfied.
jjjj.          “Permitted Affiliate Sale Conditions” means as of the date of consummation of the Permitted Affiliate Sale each of the following conditions shall be satisfied as a condition precedent to the consummation of the Permitted Affiliate Sale: (1) the Permitted Affiliate shall not have engaged, directly or indirectly, in a trade or business since the Closing Date, (2) as of the date of consummation of the Permitted Affiliate Sale, the Permitted Affiliate shall have no any liabilities or other obligations, contingent or otherwise, whether or not required by GAAP to be reflected on its financial statements, in excess of $300,000, (3) as of the date of consummation of the Permitted Affiliate Sale, the Permitted Affiliate shall have no Subsidiaries, (4) as of the date of the Permitted Affiliate Sale no default under any Transaction Document or Event of Default shall be existing, (5) as of the date of consummation of the Permitted Affiliate Sale Mark Schwarz shall own and control all of the economic and voting rights associated with ownership of at least fifty-one percent (51%) of all outstanding equity of all classes of the Permitted Affiliate on a fully diluted basis and (4) as of the date of consummation of the Permitted Affiliate Sale, the net operating losses and other loss carryforwards of the Permitted Affiliate available for federal income tax purposes are equal to not less than $20,000,00 and no portion of such net operating losses of the Permitted Affiliate shall be subject to limitation under Section 382 of the Code, the “separate return limitation year” rules of the consolidated return regulations or otherwise.
kkkk.      “Permitted Asset Sales” has the meaning set forth in Section 5.9(b) of the Agreement.
llll.          “Permitted Exceptions” means, with respect to any Fee Property:

(i)            liens for unpaid general and special real property taxes and assessments that are not yet due and payable;

(ii)           zoning resolutions of any governmental authority having jurisdiction over the Real Property;

(iii)          utility and telephone company rights and easements to maintain poles, wires, cables, pipes, boxes and other facilities and equipment in, over and upon the Real Property to the extent of record;

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(iv)          easements, restrictive covenants and other exceptions to title, provided the same do not (i) render title to the Real Property unmarketable or (ii) prohibit or materially adversely affect the continued existence and/or continued use (as presently used) or maintenance of the buildings, structures or improvements presently located on the Real Property;

(v)           matters shown on any new or updated title report or any survey that do not (i) render title to the Real Property unmarketable or (ii) prohibit or materially adversely affect the continued existence and/or continued use or maintenance of the buildings, structures or improvements presently located on the Real Property;

(vi)          matters shown on any survey of the Real Property that are (i) variations, if any, between record lines and tax lot lines; (ii) variations, if any, between record lines and location of fences and hedges; and (iii) encroachments of stoops, awnings, cellar steps, trim and cornices, if any, provided the same do not (i) render title to the Real Property unmarketable or (ii) prohibit or materially adversely affect the continued existence and/or continued use (as presently used) or maintenance of the buildings, structures or improvements presently located on the Real Property; and

(vii)         violations of laws or municipal ordinances, orders or requirements noted or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments having jurisdiction upon or affecting the Real Property, provided the same do not (i) render title to the Real Property unmarketable or (ii) prohibit or materially adversely affect the continued existence and/or continued use (as presently used) or maintenance of the buildings, structures or improvements presently located on the Real Property.

mmmm.  “Permitted Liens” has the meaning set forth in Section 5.7 of the Agreement.
nnnn.     “Person” means a natural person, a governmental entity, agency or representative (at any level of government), a corporation, partnership, joint venture or other entity or association, as the context requires.
oooo.     “Plan” has the meaning set forth in Section 5.18(a) of the Agreement.
pppp.     “Pre-Closing Periods” has the meaning set forth in Section 8.8(a) of the Agreement.
qqqq.     “Present Value of Accrued Benefits” has the meaning set forth in Section 8.6(b)(iii) of the Agreement.
rrrr.         “Real Property” means (i) those certain parcels of real property set forth on Schedule 5.6 hereto, together with all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements and all of the buildings, other immovable structures and improvements and other fixtures located therein or thereon (the “Fee Property”); and (ii) the Company’s leasehold interests in any real property, if any (the “Leases”) and all of the buildings, other immovable structures and improvements and fixtures located therein or thereon and owned by the Company;

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ssss.      “Related Agreement” means any document delivered at the Closing and any contract which is to be entered into at the Closing or otherwise pursuant to the Agreement, other than a Transaction Document.
tttt.         “Report” has the meaning set forth in Section 3.4(g) of the Agreement.
uuuu.     “Restructuring” means the restructuring of certain operations of the Company as more fully described in Schedule I to the Agreement.
vvvv.     “Retained Employees” has the meaning set forth in Section 8.6(a) of the Agreement.
wwww.  “Retained Non-Union Employee” has the meaning set forth in Section 8.6(a) of the Agreement.
xxxx.        “Retained Union Employee” has the meaning set forth in Section 8.6(a) of the Agreement.
yyyy.     “Sale of the Company” means any direct or indirect acquisition or purchase of at least fifty-one  percent (51%) of the assets of Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation or at least fifty-one  percent (51%)of any class of equity securities of Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, any tender offer or exchange offer that if consummated would result in any Person beneficially owning at least fifty-one percent (51%) of any class of equity securities of Parent, the Surviving Corporation or any Subsidiary of the Company in any case whether by way of sale, assignment, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction effectuating such a sale.
zzzz.        “Sale of the Company Escrow Deposit” has the meaning set forth in Section 3.4(d) of the Agreement.
aaaaa.    “Senior Leverage Ratio” shall mean, with respect to the Surviving Corporation and its consolidated Subsidiaries, for any period, the ratio of (a) the sum of debt for borrowed money outstanding as of the last day of such period less the amount of cash reflected on the balance sheet of the Surviving Corporation as of the last day of such period over (b) the Surviving Corporation and its consolidated Subsidiaries, earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.
bbbbb.   “Shares” has the meaning set forth in the recitals to the Agreement.
ccccc.    “Stockholder” has the meaning set forth in the preamble to the Agreement.
ddddd.   “Stockholder Affiliate” means any Person set forth on Schedule III to the Agreement.
eeeee.    “Stockholder Indemnified Parties” has the meaning set forth in Section 9.2 of the Agreement.

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fffff.        “Stockholder’s Actuary” has the meaning set forth in Section 8.6(b)(ii) of the Agreement.
ggggg.   “Stockholder’s Bring-Down Certificate” has the meaning set forth in Section 10.1(a) of the Agreement.
hhhhh.   “Stockholder’s Knowledge” means the actual knowledge of Frederick Strader, Thomas R. Kubik, James Perry, Jonathan Greenberg, Thomas Giaier and Gary Ludwig with respect to the matters at hand.
iiiii.         “Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
jjjjj.         “Surviving Corporation” has the meaning set forth in Section 2.1 of the Agreement.
kkkkk.    “Surviving Corporation Common Stock” has the meaning set forth in Section 2.6 of the Agreement.
lllll.         “Surviving Corporation Lien” means any lien, pledge, mortgage, deed of trust, security interest, or similar encumbrance.
mmmmm.    “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all income (whether net or gross), franchise, profits, gross receipts, capital gains, sales, use, ad valorem, value added, alternative minimum, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, workers compensation, excise, severance, stamp, windfall profits, environmental (including taxes under Code Section 59A), occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties or additional amounts thereon, imposed by any Tax Authority.
nnnnn.   “Tax Authority” means any federal, national, foreign, provincial, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.
ooooo.   “Tax Returns” means all returns, declarations, reports, forms, estimates, claims for refund, information returns and statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
ppppp.   “Termination Fee” means $500,000.
qqqqq.   “Termination Fee Guaranty” means the guaranty duly executed and delivered by Mark Schwarz on the date hereof, substantially in the form attached hereto as Exhibit F-1, as such guaranty may be amended, supplemented, or otherwise modified from time to time.

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rrrrr.        “Transaction Documents” means the Agreement, the Escrow Agreement, the Note, the Investor Guaranty, the Termination Fee Guaranty and the Certificate of Merger.
sssss.    “Transferred Assets” has the meaning set forth in Section 8.6(b)(ii) of the Agreement.
ttttt.        “UIC 401(k) Plan” has the meaning set forth in Section 8.6(c) of the Agreement.
uuuuu.   “UIC Plan” has the meaning set forth in Section 8.6(b)(i) of the Agreement.
vvvvv.   “Union Employees” has the meaning set forth in Section 8.6(a) of the Agreement.
wwwww.     “Unresolved/Unpaid Claims” has the meaning set forth in Section 3.4(e) of the Agreement.
xxxxx.      “Working Capital Facility” means the debt financing (including but not limited to pursuant to a revolving credit facility and/or a letter of credit facility) obtained by Parent from a third party financing source, Parent or an Affiliate of Parent, all or a portion of the proceeds of which are used to fund the working capital requirements of, and/or provide letters of credit to, the Surviving Corporation and any refinancings thereof.

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EXHIBIT B TO THE

AGREEMENT AND PLAN OF MERGER

Negative Covenants of Parent and the Surviving Corporation

Pursuant to Section 8.11(b) of the Agreement, from and after the Closing Date until the expiration or termination of the Additional Escrow Deposit Period, neither Parent nor any of its Affiliates shall take nor permit the Surviving Corporation or any of its Subsidiaries to take any of the following actions:

1.                       Investments; Loans and Advances.

Make or permit to exist any investment in, or make, accrue or permit to exist  loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except (1) loans or advances (a) to employees of the Surviving Corporation to the extent the amount of such loans or advances at any time outstanding shall not exceed $100,000 in the aggregate at any one time, (b) in the ordinary course of business involving advances to vendors of the Surviving Corporation, (c) as permitted under Section 5 of this Exhibit B or (2) acquisitions of marketable securities up to an aggregate of five percent (5%) of the equity securities of an issuer or five percent (5%) of the debt securities of an issuer.

2.                       Sale of the Company.

Consummate a Sale of the Company except as otherwise expressly permitted under the Agreement.

3.                       Indebtedness.

Incur directly or indirectly any Indebtedness; provided, however, that Parent, the Surviving Corporation or any of its Subsidiaries may incur Indebtedness if after giving effect on a pro forma basis to the incurrence of such Indebtedness,

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(i) the Fixed Charge Coverage Ratio for the four full fiscal quarter period (taken as one accounting) ended immediately preceding the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio would be equal to or greater  than 1.25 to 1; and

(ii) the Senior Leverage Ratio for the four full fiscal quarter period (taken as one accounting) ended immediately preceding the date of the transaction giving rise to the need to calculate the Senior Leverage Ratio would be equal to or less than 3 to 1.

4.                       Restricted Payments.

Declare, set aside or pay, directly or indirectly, (i) any dividend or distribution (whether in cash, stock or property or any combination thereof), except for dividends or distributions to Parent during any full fiscal year commencing after the Closing Date up to an amount equal to the Federal Tax Net Amount for such fiscal year and (ii) any other dividends, distributions or payments during such fiscal year by the Company to Parent the proceeds of which are used by Parent (A) to pay fees and expenses incurred in the ordinary course of business including, without limitation, fees and expenses required to be paid for the maintenance of Parent’s corporate existence, franchise taxes and similar costs, in an aggregate amount not to exceed $50,000 in any calendar year, (B) to pay management fees or similar distributions to Parent, in an aggregate amount not to exceed $500,000 in any fiscal year commencing after the Closing Date, (C) to reimburse Parent for expenses incurred by Parent prior to or concurrently with the Closing in connection with the negotiation and execution of the Transaction Documents and the transactions contemplated thereby, in an aggregate amount not to exceed $100,000, (D) to make principal and interest payments on the Note, (E) to make principal and interest payments on the Working Capital Facility to the extent that if any such prepayment is not a regularly scheduled amortization payment, the proceeds of the borrowings so prepaid shall have been used

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exclusively in the Surviving Corporation’s operations and (F) as otherwise provided or permitted in the Agreement or this Exhibit B; provided that at the time of declaration or payment of any such dividend or distribution, no default under any Transaction Document or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to clauses (i) and (ii) above.

5.             Affiliate Transactions.

Enter into or be a party, directly or indirectly, to any transaction with any Affiliate thereof except (i) transactions permitted in this Exhibit B or otherwise in the Agreement; (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, as the case may be, and upon fair and reasonable terms that are no less favorable to Parent, the Surviving Corporation or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Parent the Surviving Corporation or such Subsidiary; (iii) the Working Capital Facility to the extent that the lender thereunder is the Parent or an Affiliate of Parent or (iv) any other transactions which do not involve the payment of consideration, either individually or in the aggregate in excess of $100,000 during any fiscal year.  In addition, if any such transaction or series of related transactions (other than permitted dividends and distributions) involves payments in excess of $500,000 in the aggregate during any fiscal year, the terms of these transactions must be disclosed in advance to the Stockholder.

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6.             Liens.

Create, incur, assume or permit to exist any Surviving Corporation Lien on or with respect to any of the properties or assets of Parent, the Surviving Corporation or any of its Subsidiaries (whether now owned or hereafter acquired) except for,

a)              Permitted Liens

b)             Surviving Corporation Liens in existence as of the Closing Date;

c)              liens or similar encumbrances to secure taxes not yet due (or otherwise being contested in good faith);

d)             mechanics liens or other like encumbrances generally arising by operation of law;

e)              liens or similar encumbrances securing Indebtedness permitted to be incurred under Section 3 of this Exhibit B, other than Indebtedness owing to any director, officer or Affiliate of Parent or the Surviving Corporation except as otherwise provided or permitted in the Agreement or this Exhibit B; and

f)                Surviving Corporation Liens securing the Working Capital Facility.

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